Exhibit 99.1

Huntington Bancshares Incorporated
Condensed Consolidated Balance Sheets
(Unaudited)
	2012	2011
(dollar amounts in thousands, except number of shares)	March 31,	December 31,	March 31,
Assets
Cash and due from banks	$1,111,165	$1,115,968	$1,208,820
Federal funds sold and securities purchased under resale agreements	52	—	—
Interest-bearing deposits in banks	151,973	90,943	129,999
Trading account securities	59,663	45,899	164,489
Loans held for sale
(includes $309,307, $343,588 and $162,768 respectively, measured at fair value) (1)	310,383	1,618,391	164,282
Available-for-sale and other securities	8,909,733	8,078,014	9,322,434
Held-to-maturity securities	621,798	640,551	—
Loans and leases (includes $250,774, $296,250 and $458,851 respectively, measured at fair value) (2)	40,678,542	38,923,783	38,245,836
Allowance for loan and lease losses	(913,069)	(964,828)	(1,133,226)
Net loans and leases	39,765,473	37,958,955	37,112,610
Bank owned life insurance	1,562,449	1,549,783	1,513,892
Premises and equipment	577,538	564,429	500,736
Goodwill	444,268	444,268	444,268
Other intangible assets	171,135	175,302	215,251
Accrued income and other assets	2,191,024	2,168,149	2,171,728
Total assets	$55,876,654	$54,450,652	$52,948,509
Liabilities and shareholders' equity
Liabilities
Deposits	$45,008,964	$43,279,625	$41,366,487
Short-term borrowings	1,504,086	1,441,092	2,051,258
Federal Home Loan Bank advances	56,938	362,972	21,379
Other long-term debt (includes $76,691, $123,039 and $294,905 respectively, measured at fair value) (2)	1,058,167	1,231,517	1,900,555
Subordinated notes	1,494,263	1,503,368	1,487,566
Accrued expenses and other liabilities	1,204,408	1,213,978	1,082,665
Total liabilities	50,326,826	49,032,552	47,909,910
Shareholders' equity
Preferred stock - authorized 6,617,808 shares:

Series A, 8.50% fixed rate, non-cumulative perpetual convertible preferred stock, par value of $0.01, and liquidation value per share of $1,000	362,507	362,507	362,507

Series B, floating rate, non-voting, non-cumulative perpetual preferred stock, par value of $0.01, and liquidation value per share of $1,000	23,785	23,785	—
Common stock	8,659	8,656	8,643
Capital surplus	7,602,064	7,596,809	7,584,367
Less treasury shares, at cost	(10,234)	(10,255)	(8,647)
Accumulated other comprehensive loss	(157,816)	(173,763)	(203,921)
Retained (deficit) earnings	(2,279,137)	(2,389,639)	(2,704,350)
Total shareholders' equity	5,549,828	5,418,100	5,038,599
Total liabilities and shareholders' equity	$55,876,654	$54,450,652	$52,948,509

Common shares authorized (par value of $0.01)	1,500,000,000	1,500,000,000	1,500,000,000
Common shares issued	865,873,499	865,584,517	864,279,984
Common shares outstanding	864,674,530	864,406,152	863,398,578
Treasury shares outstanding	1,198,969	1,178,365	881,406
Preferred shares issued	1,967,071	1,967,071	1,967,071
Preferred shares outstanding	398,007	398,007	362,507

(1) Amounts represent loans for which Huntington has elected the fair value option.

(2) Amounts represent certain assets and liabilities of a consolidated VIE for which Huntington has elected the fair value option.

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
	March 31,
(dollar amounts in thousands, except per share amounts)	2012	2011
Interest and fee income
Loans and leases	$412,048	$436,664
Taxable	$408,608	$433,961
Tax-exempt	3,440	2,703
Available-for-sale and other securities
Taxable	48,824	57,651
Tax-exempt	2,199	2,876
Held-to-maturity securities
Held-to-maturity securities - taxable	4,714	—
Other	12,152	4,686
Total interest income	479,937	501,877
Interest expense
Deposits	43,780	75,796
Short-term borrowings	583	949
Federal Home Loan Bank advances	222	220
Subordinated notes and other long-term debt	18,143	20,582
Total interest expense	62,728	97,547
Net interest income	417,209	404,330
Provision for credit losses	34,406	49,385
Net interest income after provision for credit losses	382,803	354,945
Service charges on deposit accounts	60,292	54,324
Trust services	30,906	30,742
Electronic banking	18,630	28,786
Mortgage banking	46,418	22,684
Brokerage	19,260	20,511
Insurance	18,875	17,945
Bank owned life insurance	13,937	14,819
Capital markets fees	9,982	6,936
Gain on sale of loans	26,770	7,207
Automobile operating lease income	3,775	8,847
Net gains on sales of investment securities	624	4,205
Impairment losses on investment securities:
Impairment recoveries (losses) on investment securities	5,727	9,876
Noncredit-related (recoveries) losses on securities not expected to be sold (recognized in other comprehensive income)	(6,964)	(14,041)
Net impairment losses on investment securities	(1,237)	(4,165)
Other income	37,088	24,104
Total noninterest income	285,320	236,945
Personnel costs	243,498	219,028
Outside data processing and other services	42,058	40,282
Net occupancy	29,079	28,436
Equipment	25,545	22,477
Deposit and other insurance expense	20,738	17,896
Marketing	16,776	16,895
Professional services	11,230	13,465
Amortization of intangibles	11,531	13,370
Automobile operating lease expense	2,854	6,836
OREO and foreclosure expense	4,950	3,931
Other expense	54,417	48,083
Total noninterest expense	462,676	430,699
Income before income taxes	205,447	161,191
Provision for income taxes	52,177	34,745
Net income	153,270	126,446
Dividends on preferred shares	8,049	7,703
Net income applicable to common shares	$145,221	$118,743
Average common shares - basic	864,499	863,359
Average common shares - diluted	869,164	867,237
Per common share:
Net income - basic	$0.17	$0.14
Net income - diluted	0.17	0.14
Cash dividends declared	0.04	0.01

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)	Three Months Ended
	March 31,
(dollar amounts in thousands)	2012	2011

Net income	$153,270	$126,446

Other comprehensive income, net of tax:
Unrealized gains on available-for-sale and other securities:
Non-credit-related impairment recoveries (losses) on debt securities not expected to be sold	4,527	9,127
Unrealized net gains (losses) on available-for-sale and other securities arising during the period, net of reclassification for net realized gains	17,846	(3,730)
Total unrealized gains on available-for-sale and other securities	22,373	5,397

Unrealized gains (losses) on cash flow hedging derivatives	(9,669)	(14,422)

Change in accumulated unrealized losses for pension and other post-retirement obligations	3,243	2,600
Other comprehensive income (loss)	15,947	(6,425)
Comprehensive income	$169,217	$120,021

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated

Condensed Consolidated Statements of Changes in Shareholders' Equity

(Unaudited)

	Preferred Stock									Accumulated
			Series B							Other	Retained
(All amounts in thousands,	Series A		Floating Rate		Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
except for per share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total
Three Months Ended March 31, 2011
Balance, beginning of period	363	$362,507	—	$—	864,195	$8,642	$7,630,093	(876)	$(8,771)	$(197,496)	$(2,814,433)	$4,980,542
Net income											126,446	126,446
Other comprehensive income (loss)										(6,425)		(6,425)
Repurchase of warrants convertible to common stock							(49,100)					(49,100)
Cash dividends declared:
Common ($0.01 per share)											(8,635)	(8,635)
Preferred Series A ($21.25 per share)											(7,703)	(7,703)
Recognition of the fair value of share-based compensation							3,625					3,625
Other share-based compensation activity					85	1	76				(18)	59
Other							(327)	(5)	124		(7)	(210)
Balance, end of period	363	$362,507	—	$—	864,280	$8,643	$7,584,367	(881)	$(8,647)	$(203,921)	$(2,704,350)	$5,038,599
Three Months Ended March 31, 2012
Balance, beginning of period	363	$362,507	35	$23,785	865,585	$8,656	$7,596,809	(1,178)	$(10,255)	$(173,763)	$(2,389,639)	$5,418,100
Net income											153,270	153,270
Other comprehensive income (loss)										15,947		15,947
Cash dividends declared:
Common ($0.04 per share)											(34,588)	(34,588)
Preferred Series A ($21.25 per share)											(7,703)	(7,703)
Preferred Series B ($9.73 per share)											(346)	(346)
Recognition of the fair value of share-based compensation							5,303					5,303
Other share-based compensation activity					288	3	122				(20)	105
Other							(170)	(21)	21		(111)	(260)
Balance, end of period	363	$362,507	35	$23,785	865,873	$8,659	$7,602,064	(1,199)	$(10,234)	$(157,816)	$(2,279,137)	$5,549,828

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)	Three Months Ended
	March 31,
(dollar amounts in thousands)	2012	2011
Operating activities
Net income	$153,270	$126,446
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	34,406	49,385
Depreciation and amortization	70,723	73,234
Change in current and deferred income taxes	49,061	22,694
Net sales (purchases) of trading account securities	(13,764)	20,915
Originations of loans held for sale	(953,486)	(625,250)
Principal payments on and proceeds from loans held for sale	1,008,227	1,207,216
Bargain purchase gain	(11,409)	—
Securities (gains) losses	613	(40)
Other, net	(60,371)	(119,639)
Net cash provided by (used for) operating activities	277,270	754,961
Investing activities
Increase (decrease) in interest bearing deposits in banks	171	13,107
Net cash received from acquisition	40,310	—
Proceeds from:
Maturities and calls of available-for-sale and other securities	496,689	449,045
Maturities of held-to-maturity securities	18,089	—
Sales of available-for-sale and other securities	145,938	1,457,057
Purchases of available-for-sale and other securities	(1,416,630)	(1,287,517)
Net proceeds from sales of loans	1,397,343	162,778
Net loan and lease activity, excluding sales	(1,077,171)	(470,891)
Proceeds from sale of operating lease assets	8,970	20,060
Purchases of premises and equipment	(29,342)	(26,587)
Proceeds from sales of other real estate	5,545	24,540
Purchases of loans and leases	(393,191)	—
Other, net	—	92
Net cash provided by (used for) investing activities	(803,279)	341,684
Financing activities
Increase (decrease) in deposits	1,016,203	(485,107)
Increase (decrease) in short-term borrowings	70,606	73,843
Maturity/redemption of Federal Home Loan Bank advances	(351,235)	(151,193)
Maturity/redemption of long-term debt	(171,643)	(107,870)
Repurchase of Warrant to the Treasury	—	(49,100)
Dividends paid on preferred stock	(7,703)	(7,703)
Dividends paid on common stock	(34,648)	(8,618)
Other, net	(322)	35
Net cash provided by (used for) financing activities	521,258	(735,713)
Increase (decrease) in cash and cash equivalents	(4,751)	360,932
Cash and cash equivalents at beginning of period	1,115,968	847,888
Cash and cash equivalents at end of period	$1,111,217	$1,208,820
Supplemental disclosures:
Income taxes paid (refunded)	$3,117	$12,033
Interest paid	73,353	121,911
Non-cash activities
Dividends accrued, paid in subsequent quarter	48,057	15,391

See Notes to Unaudited Condensed Consolidated Financial Statements.

Huntington Bancshares Incorporated

Notes to Unaudited Condensed Consolidated Financial Statements

1. BASIS OF PRESENTATION

The accompanying Unaudited Condensed Consolidated Financial Statements of Huntington reflect all adjustments consisting of normal recurring accruals which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented. These Unaudited Condensed Consolidated Financial Statements have been prepared according to the rules and regulations of the SEC and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted. The Notes to Consolidated Financial Statements appearing in Huntington’s 2011 Form 10-K, which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.

For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” which includes amounts on deposit with the Federal Reserve and “Federal funds sold and securities purchased under resale agreements.”

In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the Unaudited Condensed Consolidated Financial Statements or disclosed in the Notes to Unaudited Condensed Consolidated Financial Statements.

2. ACCOUNTING STANDARDS UPDATE

ASU 2011-04 — Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The ASU amends Topic 820 to add both additional clarifications to existing fair value measurement and disclosure requirements and changes to existing principles and disclosure guidance. Clarifications were made to the relevancy of the highest and best use valuation concept, measurement of an instrument classified in an entity’s shareholder’s equity and disclosure of quantitative information about the unobservable inputs for level 3 fair value measurements. Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements. The updated guidance and requirements are effective for financial statements issued for the first interim or annual period beginning after December 15, 2011, and should be applied prospectively (See Note 13). The amendments did not have a material impact on Huntington’s Unaudited Condensed Consolidated Financial Statements.

ASU 2011-05 — Other Comprehensive Income (Topic 220), Presentation of Comprehensive Income. The ASU amends Topic 220 to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. An entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments do not change items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, only the format for presentation. The updated guidance and requirements are effective for financial statements issued for the fiscal years, and the interim periods within those years, beginning after December 15, 2011. The amendments should be applied retrospectively. On October 21, 2011, the FASB exposed a proposed deferral of the requirement that companies present reclassification adjustments for each component of OCI in both net income and OCI on the face of the financial statements. See the Unaudited Condensed Consolidated Statements of Comprehensive Income. The amendment did not have a material impact on Huntington’s Unaudited Condensed Consolidated Financial Statements.

ASU 2011-10 — Property, Plant, and Equipment (Topic 360): Derecognition of In-Substance Real Estate. The ASU amends Topic 360 to clarify that when a reporting entity ceases to have a controlling financial interest (as described in ASC 810 “Consolidation”) in a subsidiary that is in-substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in-substance real estate. The clarification is meant to eliminate diversity in practice. The amendments are effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. Early adoption is permitted. Management is currently evaluating the impact of the guidance on Huntington’s Unaudited Condensed Consolidated Financial Statements.

ASU 2011-11 — Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The ASU amends Topic 210 by requiring additional improved information to be disclosed regarding financial instruments and derivatives instruments that are offset in accordance with the conditions under ASC 210-20-45 or ASC 810-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for annual and interim reporting periods beginning on or after January 1, 2013. The disclosures required by the amendments should be applied retrospectively for all comparative periods presented. Management does not believe the amendments will have a material impact on Huntington’s Unaudited Condensed Consolidated Financial Statements.

ASU 2011-12 — Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  The ASU defers the effective date pertaining to reclassification adjustments out of accumulated other comprehensive income in ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, until the Board is able to redeliberate the matter. Management does not believe the amendment will have a material impact on Huntington’s Unaudited Condensed Consolidated Financial Statements.

3. Loans / Leases AND ALLOWANCE FOR CREDIT LOSSES

Loans and leases for which Huntington has the intent and ability to hold for the foreseeable future (at least 12 months), or until maturity or payoff, are classified in the Unaudited Condensed Consolidated Balance Sheets as loans and leases. Except for loans which are subject to fair value requirements, loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. At March 31, 2012, December 31, 2011, and March 31, 2011, the aggregate amount of these net unamortized deferred loan origination fees and costs and net unearned income was $145.9 million, $122.5 million, and $131.8 million, respectively.

Loan and Lease Portfolio Composition

The following table provides a detailed listing of Huntington’s loan and lease portfolio at March 31, 2012, December 31, 2011, and March 31, 2011:

	March 31,	December 31,	March 31,
(dollar amounts in thousands)	2012	2011	2011
Loans and leases: (1)
Commercial and industrial	$15,838,045	$14,699,371	$13,298,855
Commercial real estate	6,039,945	5,825,709	6,298,255
Automobile	4,786,842	4,457,446	5,802,597
Home equity	8,261,402	8,215,413	7,783,370
Residential mortgage	5,284,437	5,228,276	4,517,047
Other consumer	467,871	497,568	545,712
Loans and leases	40,678,542	38,923,783	38,245,836
Allowance for loan and lease losses	(913,069)	(964,828)	(1,133,226)
Net loans and leases	$39,765,473	$37,958,955	$37,112,610

(1)	March 31, 2012, includes $520,564 thousand of loans and leases recorded at fair value acquired in the FDIC-assisted Fidelity Bank acquisition on March 30, 2012.

As shown in the table above, the primary loan and lease portfolios are: C&I, CRE, automobile, home equity, residential mortgage, and other consumer. For ACL purposes, these portfolios are further disaggregated into classes. The classes within the C&I portfolio are: owner occupied and other C&I. The classes within the CRE portfolio are: retail properties, multi family, office, industrial and warehouse, and other CRE. The classes within the home equity portfolio are: first-lien loans and second-lien loans. The automobile, residential mortgage, and other consumer portfolios are not further segregated into classes.

Loan and Lease Purchases and Sales

The following table summarizes significant portfolio loan and lease purchase and sale activity for the three-month periods ended March 31, 2012 and 2011:

	Commercial	Commercial		Home	Residential	Other
	and Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total
(dollar amounts in thousands)

Portfolio loans and leases purchased during the:
Three-month period ended March 31, 2012	$477,501	$378,122	$—	$13,025	$62,324	$85	$931,057

Three-month period ended March 31, 2011	$—	$—	$—	$—	$—	$—	$—

Portfolio loans and leases sold or transferred to loans held for sale during the:
Three-month period ended March 31, 2012	$53,447	$21,469	$1,300,000	$—	$—	$—	$1,374,916

Three-month period ended March 31, 2011	$85,998	$47,794	$—	$—	$83,542	$—	$217,334

NALs and Past Due Loans

Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date.

Any loan in any portfolio may be placed on nonaccrual status prior to the policies described below when collection of principal or interest is in doubt.

All classes within the C&I and CRE portfolios are placed on nonaccrual status at 90-days past due. Residential mortgage loans are placed on nonaccrual status at 150-days past due, with the exception of residential mortgages guaranteed by government organizations which continue to accrue interest. First-lien home equity loans are placed on nonaccrual status at 150-days past due. Second-lien home equity loans are placed on nonaccrual status at the earlier of 120-days past due or when the related first-lien loan has been identified as nonaccrual. Automobile and other consumer loans are not placed on nonaccrual status, but are generally charged-off when the loan is 120-days past due. For all classes within all loan portfolios, when a loan is placed on nonaccrual status, any accrued interest income is reversed with current year accruals charged to interest income, and prior year amounts charged-off as a credit loss.

For all classes within all loan portfolios, cash receipts received on NALs are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income.

Regarding all classes within the C&I and CRE portfolios, the determination of a borrower’s ability to make the required principal and interest payments is based on an examination of the borrower’s current financial statements, industry, management capabilities, and other qualitative measures. For all classes within the consumer loan portfolio, the determination of a borrower’s ability to make the required principal and interest payments is based on multiple factors, including number of days past due and, in some instances, an evaluation of the borrower’s financial condition. When, in Management’s judgment, the borrower’s ability to make required principal and interest payments resumes and collectability is no longer in doubt, the loan or lease is returned to accrual status. For these loans that have been returned to accrual status, cash receipts are applied according to the contractual terms of the loan.

The following table presents NALs by loan class at March 31, 2012, December 31, 2011, and March 31, 2011:

	2012	2011
(dollar amounts in thousands)	March 31,	December 31,	March 31,

Commercial and industrial:
Owner occupied	$71,165	$88,415	$141,042
Other commercial and industrial	71,327	113,431	119,355
Total commercial and industrial	142,492	201,846	260,397

Commercial real estate:
Retail properties	49,631	58,415	74,775
Multi family	36,621	39,921	41,619
Office	28,809	33,202	43,203
Industrial and warehouse	17,862	30,119	37,188
Other commercial real estate	72,182	68,232	109,008
Total commercial real estate	205,105	229,889	305,793

Automobile	—	—	—
Home equity:
Secured by first-lien	19,074	20,012	11,345
Secured by second-lien	26,773	20,675	13,910
Residential mortgage	74,114	68,658	44,812
Other consumer	—	—	—
Total nonaccrual loans (1)	$467,558	$541,080	$636,257

(1)	All loans acquired as part of the FDIC-assisted Fidelity Bank acquisition accrue interest as performing loans or as purchase impaired loans in accordance with ASC 310-30; therefore, none of the acquired loans were reported as nonaccrual at March 31, 2012.

The following table presents an aging analysis of loans and leases, including past due loans, by loan class at March 31, 2012, December 31, 2011, and March 31, 2011: (1), (2)

March 31, 2012
							90 or more
(dollar amounts in thousands)	Past Due					Total Loans	days past due
	30-59 Days	60-89 Days	90 or more days	Total	Current	and Leases	and accruing

Commercial and industrial:
Owner occupied	$12,820	$5,308	$50,524	$68,652	$4,052,841	$4,121,493	$—
Other commercial and industrial	12,855	6,281	34,998	54,134	11,595,410	11,649,544	—
Total commercial and industrial	$25,675	$11,589	$85,522	$122,786	$15,648,251	$15,771,037	$—

Commercial real estate:
Retail properties	$35,793	$5,418	$37,480	$78,691	$1,471,619	$1,550,310	$—
Multi family	4,609	2,769	26,111	33,489	866,152	899,641	—
Office	1,305	1,237	26,156	28,698	1,015,531	1,044,229	—
Industrial and warehouse	—	—	5,428	5,428	680,426	685,854	—
Other commercial real estate	5,408	2,926	35,039	43,373	1,438,416	1,481,789	—
Total commercial real estate	$47,115	$12,350	$130,214	$189,679	$5,472,144	$5,661,823	$—

Automobile	$25,016	5,578	$3,873	$34,467	$4,752,375	$4,786,842	$3,873
Home equity:
Secured by first-lien	16,117	7,120	27,856	51,093	3,915,782	3,966,875	8,782
Secured by second-lien	28,384	13,209	29,135	70,728	4,210,774	4,281,502	11,080
Residential mortgage	145,459	50,463	198,401	394,323	4,827,790	5,222,113	130,164	(3)
Other consumer	5,403	1,738	1,218	8,359	459,427	467,786	1,218

December 31, 2011
							90 or more
(dollar amounts in thousands)	Past Due					Total Loans	days past due
	30-59 Days	60-89 Days	90 or more days	Total	Current	and Leases	and accruing

Commercial and industrial:
Owner occupied	$10,607	$7,433	$58,513	$76,553	$3,936,203	$4,012,756	$—
Other commercial and industrial	32,962	7,579	60,833	101,374	10,585,241	10,686,615	—
Total commercial and industrial	$43,569	$15,012	$119,346	$177,927	$14,521,444	$14,699,371	$—

Commercial real estate:
Retail properties	$3,090	$823	$33,952	$37,865	$1,547,618	$1,585,483	$—
Multi family	5,022	1,768	28,317	35,107	908,438	943,545	—
Office	3,134	792	30,041	33,967	990,897	1,024,864	—
Industrial and warehouse	2,834	115	18,203	21,152	708,390	729,542	—
Other commercial real estate	6,894	3,625	48,739	59,258	1,483,017	1,542,275	—
Total commercial real estate	$20,974	$7,123	$159,252	$187,349	$5,638,360	$5,825,709	$—

Automobile	$42,162	$9,046	$6,265	$57,473	$4,399,973	$4,457,446	$6,265
Home equity:
Secured by first-lien	17,260	8,822	29,259	55,341	3,760,238	3,815,579	9,247
Secured by second-lien	32,334	18,357	31,626	82,317	4,317,517	4,399,834	10,951
Residential mortgage	134,228	45,774	204,648	384,650	4,843,626	5,228,276	141,901	(4)
Other consumer	7,655	1,502	1,988	11,145	486,423	497,568	1,988

March 31, 2011
							90 or more
(dollar amounts in thousands)	Past Due					Total Loans	days past due
	30-59 Days	60-89 Days	90 or more days	Total	Current	and Leases	and accruing

Commercial and industrial:
Owner occupied	$16,595	$14,056	$70,871	$101,522	$3,759,155	$3,860,677	$—
Other commercial and industrial	33,424	12,161	86,706	132,291	9,305,887	9,438,178	—
Total commercial and industrial	$50,019	$26,217	$157,577	$233,813	$13,065,042	$13,298,855	$—

Commercial real estate:
Retail properties	$35,644	$1,249	$48,919	$85,812	$1,608,701	$1,694,513	$—
Multi family	9,393	2,804	30,978	43,175	1,028,971	1,072,146	—
Office	14,155	1,382	38,191	53,728	994,578	1,048,306	—
Industrial and warehouse	6,838	3,062	15,146	25,046	765,585	790,631	—
Other commercial real estate	26,966	13,905	83,356	124,227	1,568,432	1,692,659	—
Total commercial real estate	$92,996	$22,402	$216,590	$331,988	$5,966,267	$6,298,255	$—

Automobile	$37,775	$8,374	$5,440	$51,589	$5,751,008	$5,802,597	$5,440
Home equity:
Secured by first-lien	16,323	8,562	21,853	46,738	3,146,963	3,193,701	10,508
Secured by second-lien	31,336	13,560	27,532	72,428	4,517,241	4,589,669	13,622
Residential mortgage	121,190	39,062	181,010	341,262	4,175,785	4,517,047	136,298	(5)
Other consumer	7,067	1,985	2,038	11,090	534,622	545,712	2,138

(1)	NALs are included in this aging analysis based on the loan's past due status.
(2)	March 31, 2012, excludes $520,564 thousand of loans and leases acquired in the FDIC-assisted Fidelity Bank acquisition on March 30, 2012.
(3)	Includes $94,560 thousand guaranteed by the U.S. government.
(4)	Includes $96,703 thousand guaranteed by the U.S. government.
(5)	Includes $94,440 thousand guaranteed by the U.S. government.

Allowance for Credit Losses

Huntington maintains two reserves, both of which reflect Management’s judgment regarding the appropriate level necessary to absorb credit losses inherent in our loan and lease portfolio: the ALLL and the AULC. Combined, these reserves comprise the total ACL. The determination of the ACL requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change.

The appropriateness of the ACL is based on Management’s current judgments about the credit quality of the loan portfolio. These judgments consider on-going evaluations of the loan and lease portfolio, including such factors as the differing economic risks associated with each loan category, the financial condition of specific borrowers, the level of delinquent loans, the value of any collateral and, where applicable, the existence of any guarantees or other documented support. Further, Management evaluates the impact of changes in interest rates and overall economic conditions on the ability of borrowers to meet their financial obligations when quantifying our exposure to credit losses and assessing the appropriateness of our ACL at each reporting date. In addition to general economic conditions and the other factors described above, additional factors also considered include: the impact of declining residential real estate values; the diversification of CRE loans; and the amount of C&I loans to businesses in areas of Ohio and Michigan that have historically experienced less economic growth compared with other footprint markets. Also, the ACL assessment includes the on-going assessment of credit quality metrics, and a comparison of certain ACL benchmarks to current performance. Management’s determinations regarding the appropriateness of the ACL are reviewed and approved by the Company’s board of directors.

The ALLL consists of two components: (1) the transaction reserve, which includes specific reserves related to loans considered to be impaired and loans involved in troubled debt restructurings, and (2) the general reserve. The transaction reserve component includes both (1) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (2) an estimate of loss based on an impairment review of each impaired C&I and CRE loan greater than $1.0 million. For the C&I and CRE portfolios, the estimate of loss based on pools of loans and leases with similar characteristics is made by applying a PD factor and a LGD factor to each individual loan based on a continuously updated loan grade, using a standardized loan grading system. The PD factor and an LGD factor are determined for each loan grade using statistical models based on historical performance data. The PD factor considers on-going reviews of the financial performance of the specific borrower, including cash flow, debt-service coverage ratio, earnings power, debt level, and equity position, in conjunction with an assessment of the borrower’s industry and future prospects. The LGD factor considers analysis of the type of collateral and the relative LTV ratio. These reserve factors are developed based on credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data using a 24-month emergence period.

In the case of more homogeneous portfolios, such as automobile loans, home equity loans, and residential mortgage loans, the determination of the transaction reserve also incorporates PD and LGD factors, however, the estimate of loss is based on pools of loans and leases with similar characteristics. The PD factor considers current credit scores unless the account is delinquent, in which case a higher PD factor is used. The credit score provides a basis for understanding the borrowers past and current payment performance, and this information is used to estimate expected losses over the subsequent 12-month period. The performance of first-lien loans ahead of our second-lien loans is available to use as part of our updated score process. The LGD factor considers analysis of the type of collateral and the relative LTV ratio. Credit scores, models, analyses, and other factors used to determine both the PD and LGD factors are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies, and adjustments to the reserve factors are made as needed.

The general reserve consists of economic reserve and risk-profile reserve components. The economic reserve component considers the potential impact of changing market and economic conditions on portfolio performance. The risk-profile component considers items unique to our structure, policies, processes, and portfolio composition, as well as qualitative measurements and assessments of the loan portfolios including, but not limited to, management quality, concentrations, portfolio composition, industry comparisons, and internal review functions.

The estimate for the AULC is determined using the same procedures and methodologies as used for the ALLL. The loss factors used in the AULC are the same as the loss factors used in the ALLL while also considering a historical utilization of unused commitments. The AULC is reflected in accrued expenses and other liabilities in the Unaudited Condensed Consolidated Balance Sheet.

The ACL is increased through a provision for credit losses that is charged to earnings, based on Management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries, and the ACL associated with securitized or sold loans.

The following table presents ALLL and AULC activity by portfolio segment for the three-month periods ended March 31, 2012 and 2011:

	Commercial	Commercial		Home	Residential	Other
	and Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total
(dollar amounts in thousands)

Three-month period ended March 31, 2012: (1)

ALLL balance, beginning of period	$275,367	$388,706	$38,282	$143,873	$87,194	$31,406	$964,828
Loan charge-offs	(33,506)	(21,402)	(7,610)	(25,265)	(11,745)	(8,432)	(107,960)
Recoveries of loans previously charged-off	5,011	10,896	4,532	1,536	1,175	1,818	24,968
Provision for loan and lease losses	(846)	(38,706)	2,043	48,754	12,505	8,178	31,928
Allowance for loans sold or transferred to loans held for sale	—	—	(695)	—	—	—	(695)

ALLL balance, end of period	$246,026	$339,494	$36,552	$168,898	$89,129	$32,970	$913,069

AULC balance, beginning of period	$39,658	$5,852	$—	$2,134	$1	$811	$48,456
Provision for unfunded loan commitments and letters of credit	2,618	(72)	—	(26)	—	(42)	2,478

AULC balance, end of period	$42,276	$5,780	$—	$2,108	$1	$769	$50,934

ACL balance, end of period	$288,302	$345,274	$36,552	$171,006	$89,130	$33,739	$964,003

(1)	In accordance with ASC 805, no allowance for credit losses was recorded for the loans acquired in the FDIC-assisted Fidelity Bank acquisition.

	Commercial	Commercial		Home	Residential	Other
	and Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total
(dollar amounts in thousands)

Three-month period ended March 31, 2011:

ALLL balance, beginning of period	$340,614	$588,251	$49,488	$150,630	$93,289	$26,736	$1,249,008
Loan charge-offs	(53,736)	(76,648)	(9,975)	(28,322)	(23,021)	(7,305)	(199,007)
Recoveries of loans previously charged-off	11,544	8,965	5,263	1,608	4,089	2,455	33,924
Provision for loan and lease losses	1,141	(9,500)	6,086	25,455	22,384	3,735	49,301
Allowance for loans sold or transferred to loans held for sale	—	—	—	—	—	—	—

ALLL balance, end of period	$299,563	$511,068	$50,862	$149,371	$96,741	$25,621	$1,133,226

AULC balance, beginning of period	$32,726	$6,158	$—	$2,348	$1	$894	$42,127
Provision for unfunded loan commitments and letters of credit	(2,020)	2,275	—	(107)	—	(64)	84

AULC balance, end of period	$30,706	$8,433	$—	$2,241	$1	$830	$42,211

ACL balance, end of period	$330,269	$519,501	$50,862	$151,612	$96,742	$26,451	$1,175,437

Any loan in any portfolio may be charged-off prior to the policies described below if a loss confirming event has occurred. Loss confirming events include, but are not limited to, bankruptcy (unsecured), continued delinquency, foreclosure, or receipt of an asset valuation indicating a collateral deficiency and that asset is the sole source of repayment.

C&I and CRE loans are either charged-off or written down to net realizable value at 90-days past due. Automobile loans and other consumer loans are charged-off at 120-days past due. First-lien and second-lien home equity loans are charged-off to the estimated fair value of the collateral, less anticipated selling costs, at 150-days past due and 120-days past due, respectively. Residential mortgages are charged-off to the estimated fair value of the collateral, less anticipated selling costs, at 150-days past due.

Credit Quality Indicators

To facilitate the monitoring of credit quality for C&I and CRE loans, and for purposes of determining an appropriate ACL level for these loans, Huntington utilizes the following categories of credit grades:

Pass = Higher quality loans that do not fit any of the other categories described below.

OLEM = Potentially weak loans. The credit risk may be relatively minor yet represent a risk given certain specific circumstances. If the potential weaknesses are not monitored or mitigated, the loan may weaken or inadequately protect Huntington’s position in the future.

Substandard = Inadequately protected loans by the borrower’s ability to repay, equity, and/or the collateral pledged to secure the loan. These loans have identified weaknesses that could hinder normal repayment or collection of the debt. It is likely Huntington will sustain some loss if any identified weaknesses are not mitigated.

Doubtful = Loans that have all of the weaknesses inherent in those loans classified as Substandard, with the added elements of the full collection of the loan is improbable and that the possibility of loss is high.

The categories above, which are derived from standard regulatory rating definitions, are assigned upon initial approval of the loan or lease and subsequently updated as appropriate.

Commercial loans categorized as OLEM, Substandard, or Doubtful are considered Criticized loans. Commercial loans categorized as Substandard or Doubtful are also considered Classified loans.

For all classes within all consumer loan portfolios, each loan is assigned a specific PD factor that is generally based on the borrower’s most recent credit bureau score (FICO), which we update quarterly. A FICO credit bureau score is a credit score developed by Fair Isaac Corporation based on data provided by the credit bureaus. The FICO credit bureau score is widely accepted as the standard measure of consumer credit risk used by lenders, regulators, rating agencies, and consumers. The higher the FICO credit bureau score, the higher likelihood of repayment and therefore, an indicator of lower credit risk.

The following table presents each loan and lease class by credit quality indicator at March 31, 2012, December 31, 2011, and March 31, 2011:

	March 31, 2012 (1)
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,754,875	$107,607	$257,853	$1,158	$4,121,493
Other commercial and industrial	11,077,669	144,019	424,117	3,739	11,649,544
Total commercial and industrial	$14,832,544	$251,626	$681,970	$4,897	$15,771,037

Commercial real estate:
Retail properties	$1,192,989	$82,923	$274,398	$—	$1,550,310
Multi family	771,062	39,305	89,114	160	899,641
Office	945,555	32,253	66,418	3	1,044,229
Industrial and warehouse	614,394	8,611	62,758	91	685,854
Other commercial real estate	1,103,994	106,089	271,156	550	1,481,789
Total commercial real estate	$4,627,994	$269,181	$763,844	$804	$5,661,823

	Credit Risk Profile by FICO score (2)
	750+	650-749	<650	Other (3)	Total
Automobile	$2,184,671	$1,865,203	$635,653	$101,315	$4,786,842
Home equity:
Secured by first-lien	2,268,832	1,352,583	338,310	7,150	3,966,875
Secured by second-lien	2,025,956	1,628,397	625,303	1,846	4,281,502
Residential mortgage	2,505,638	1,835,951	741,243	139,281	5,222,113
Other consumer	171,990	198,684	78,489	18,623	467,786

	December 31, 2011
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,624,103	$101,897	$285,561	$1,195	$4,012,756
Other commercial and industrial	10,108,946	145,963	425,882	5,824	10,686,615
Total commercial and industrial	$13,733,049	$247,860	$711,443	$7,019	$14,699,371

Commercial real estate:
Retail properties	$1,191,471	$122,337	$271,675	$—	$1,585,483
Multi family	801,717	48,094	93,449	285	943,545
Office	896,230	67,050	61,476	108	1,024,864
Industrial and warehouse	649,165	9,688	70,621	68	729,542
Other commercial real estate	1,112,751	110,276	318,479	769	1,542,275
Total commercial real estate	$4,651,334	$357,445	$815,700	$1,230	$5,825,709

	Credit Risk Profile by FICO score (2)
	750+	650-749	<650	Other (3)	Total
Automobile	$2,635,082	$2,276,990	$707,141	$88,233	$5,707,446	(4)
Home equity:
Secured by first-lien	2,196,566	1,287,444	329,670	1,899	3,815,579
Secured by second-lien	2,119,292	1,646,117	625,298	9,127	4,399,834
Residential mortgage	2,454,401	1,752,409	723,377	298,089	5,228,276
Other consumer	185,333	206,749	83,431	22,055	497,568

	March 31, 2011
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,358,895	$143,534	$356,909	$1,340	$3,860,677
Other commercial and industrial	8,756,730	239,175	430,238	12,035	9,438,178
Total commercial and industrial	$12,115,625	$382,709	$787,147	$13,375	$13,298,855

Commercial real estate:
Retail properties	$1,292,614	$88,004	$313,895	$—	$1,694,513
Multi family	865,378	71,898	134,486	384	1,072,146
Office	826,034	119,023	103,080	169	1,048,306
Industrial and warehouse	622,456	70,857	97,481	(163)	790,631
Other commercial real estate	1,214,139	81,255	395,895	1,370	1,692,659
Total commercial real estate	$4,820,621	$431,037	$1,044,837	$1,760	$6,298,255

	Credit Risk Profile by FICO score (2)
	750+	650-749	<650	Other (3)	Total
Automobile	$2,605,609	$2,370,657	$717,090	$109,241	$5,802,597
Home equity:
Secured by first-lien	1,744,699	1,127,451	316,174	5,377	3,193,701
Secured by second-lien	2,159,005	1,751,943	678,202	519	4,589,669
Residential mortgage	1,976,016	1,620,060	775,089	145,882	4,517,047
Other consumer	199,614	226,940	99,608	19,550	545,712

(1)	Excludes $520,564 thousand of loans and leases acquired in the FDIC-assisted Fidelity Bank acquisition on March 30, 2012.
(2)	Reflects currently updated customer credit scores.
(3)	Reflects deferred fees and costs, loans in process, loans to legal entities, etc.
(4)	Includes $1,250,000 thousand of loans reflected as loans held for sale related to the 2012 first quarter automobile securitization.

Impaired Loans

For all classes within the C&I and CRE portfolios, all loans with an outstanding balance of $1.0 million or greater are evaluated on a quarterly basis for impairment. Generally, consumer loans within any class are not individually evaluated on a regular basis for impairment. Additionally, all TDRs, regardless of the outstanding balance amount, are also considered to be impaired.

Once a loan has been identified for an assessment of impairment, the loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. This determination requires significant judgment and use of estimates, and the eventual outcome may differ significantly from those estimates.

When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. A specific reserve is established as a component of the ALLL when a loan has been determined to be impaired. Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan's expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, Huntington recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if Huntington measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral dependent loan, Huntington will adjust the specific reserve.

When a loan within any class is impaired, the accrual of interest income is discontinued unless the receipt of principal and interest is no longer in doubt. Interest income on TDRs is accrued when all principal and interest is expected to be collected under the post-modification terms. Cash receipts received on nonaccruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

On March 30, 2012, Huntington completed the FDIC-assisted acquisition of Fidelity Bank. Under the agreement, total loans and leases of $520.6 million were transferred to Huntington and recorded at fair value. Based on the timing of the acquisition occurring on the last business day of the 2012 first quarter, Management is continuing its individual loan assessment to determine if any of these acquired loans are considered to be purchased impaired (“acquired with deteriorated credit quality”) in accordance with ASC 310-30. This on-going assessment will be completed during the 2012 second quarter. As a result, no loans related to this acquisition are included in the tables within this “Impaired Loan” section.

The following tables present the balance of the ALLL attributable to loans by portfolio segment individually and collectively evaluated for impairment and the related loan and lease balance at March 31, 2012, December 31, 2011, and March 31, 2011:

	Commercial	Commercial			Residential	Other
	and Industrial	Real Estate	Automobile	Home Equity	Mortgage	Consumer	Total

ALLL at March 31, 2012:
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans individually evaluated for impairment	$21,205	$48,485	$943	$1,302	$12,660	$418	$85,013
Attributable to loans collectively evaluated for impairment	224,821	291,009	35,609	167,596	76,469	32,552	828,056
Total ALLL balance	$246,026	$339,494	$36,552	$168,898	$89,129	$32,970	$913,069

Loans and Leases at March 31, 2012:
(dollar amounts in thousands)

Portion of ending balance:

Individually evaluated for impairment	$151,463	$360,067	$35,521	$59,604	$324,385	$4,346	$935,386
Collectively evaluated for impairment	15,619,574	5,301,756	4,751,321	8,188,773	4,897,728	463,440	39,222,592
Total loans evaluated for impairment (1)	$15,771,037	$5,661,823	$4,786,842	$8,248,377	$5,222,113	$467,786	$40,157,978

(1)	Excludes $520,564 thousand of loans and leases acquired in the FDIC-assisted Fidelity Bank acquisition on March 30, 2012.

	Commercial and Industrial	Commercial Real Estate	Automobile	Home Equity	Residential Mortgage	Other Consumer	Total

ALLL at December 31, 2011
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans individually evaluated for impairment	$30,613	$55,306	$1,393	$1,619	$16,091	$530	$105,552
Attributable to loans collectively evaluated for impairment	244,754	333,400	36,889	142,254	71,103	30,876	859,276
Total ALLL balance:	$275,367	$388,706	$38,282	$143,873	$87,194	$31,406	$964,828

Loans and Leases at December 31, 2011:
(dollar amounts in thousands)

Portion of ending balance:

Individually evaluated for impairment	$153,724	$387,402	$36,574	$52,593	$335,768	$6,220	$972,281
Collectively evaluated for impairment	14,545,647	5,438,307	4,420,872	8,162,820	4,892,508	491,348	37,951,502
Total loans evaluated for impairment	$14,699,371	$5,825,709	$4,457,446	$8,215,413	$5,228,276	$497,568	$38,923,783

	Commercial and Industrial	Commercial Real Estate	Automobile	Home Equity	Residential Mortgage	Other Consumer	Total

ALLL at March 31, 2011
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans individually evaluated for impairment	$43,824	$62,161	$945	$1,780	$12,103	$483	$121,296
Attributable to loans collectively evaluated for impairment	255,739	448,907	49,917	147,591	84,638	25,138	1,011,930
Total ALLL balance:	$299,563	$511,068	$50,862	$149,371	$96,741	$25,621	$1,133,226

Loans and Leases at March 31, 2011:
(dollar amounts in thousands)

Portion of ending balance:

Individually evaluated for impairment	$187,339	$338,239	$29,611	$39,719	$342,015	$9,173	$946,096
Collectively evaluated for impairment	13,111,516	5,960,016	5,772,986	7,743,651	4,175,032	536,539	37,299,740
Total loans evaluated for impairment	$13,298,855	$6,298,255	$5,802,597	$7,783,370	$4,517,047	$545,712	$38,245,836

The following tables present by class the ending, unpaid principal balance, and the related ALLL, along with the average balance and interest income recognized only for loans and leases individually evaluated for impairment: (1), (2), (3)

				Three Months Ended
	March 31, 2012			March 31, 2012
		Unpaid			Interest
	Ending	Principal	Related	Average	Income
(dollar amounts in thousands)	Balance	Balance (6)	Allowance	Balance	Recognized

With no related allowance recorded:
Commercial and industrial:
Owner occupied	$9,567	$17,172	$—	$3,189	$24
Other commercial and industrial	15,837	16,729	—	5,279	93
Total commercial and industrial	$25,404	$33,901	$—	$8,468	$117

Commercial real estate:
Retail properties	$56,928	$58,237	$—	$48,202	$753
Multi family	6,139	6,283	—	6,191	97
Office	1,185	1,254	—	1,186	25
Industrial and warehouse	6,473	7,574	—	7,558	105
Other commercial real estate	15,681	30,459	—	20,022	148
Total commercial real estate	$86,406	$103,807	$—	$83,159	$1,128

With an allowance recorded:
Commercial and industrial: (4)
Owner occupied	$31,947	$40,932	$4,835	$43,322	$402
Other commercial and industrial	94,112	109,779	16,370	89,095	856
Total commercial and industrial	$126,059	$150,711	$21,205	$132,417	$1,258

Commercial real estate: (5)
Retail properties	$114,960	$139,041	$27,583	$123,791	$2,276
Multi family	36,687	44,501	4,423	37,566	622
Office	22,294	37,146	2,905	23,077	107
Industrial and warehouse	22,368	29,228	2,621	26,319	279
Other commercial real estate	77,352	98,747	10,953	78,888	1,162
Total commercial real estate	$273,661	$348,663	$48,485	$289,641	$4,446

Automobile	$35,521	$35,521	$943	$36,047	$822
Home equity:
Secured by first-lien	43,898	43,898	480	39,870	479
Secured by second-lien	15,706	15,705	822	16,228	215
Residential mortgage (7)	324,385	350,714	12,660	330,076	2,937
Other consumer	4,346	4,346	418	5,283	33

	December 31, 2011
		Unpaid
	Ending	Principal	Related
(dollar amounts in thousands)	Balance	Balance (6)	Allowance

With no related allowance recorded:
Commercial and industrial:
Owner occupied	$—	$—	$—
Other commercial and industrial	—	—	—
Total commercial and industrial	$—	$—	$—

Commercial real estate:
Retail properties	$43,970	$45,192	$—
Multi family	6,292	6,435	—
Office	1,191	1,261	—
Industrial and warehouse	8,163	9,945	—
Other commercial real estate	22,396	38,401	—
Total commercial real estate	$82,012	$101,234	$—

With an allowance recorded:
Commercial and industrial:
Owner occupied	$53,613	$77,205	$7,377
Other commercial and industrial	100,111	117,469	23,236
Total commercial and industrial	$153,724	$194,674	$30,613

Commercial real estate:
Retail properties	$129,396	$161,596	$30,363
Multi family	38,154	45,138	4,753
Office	23,568	42,287	2,832
Industrial and warehouse	29,435	47,373	3,136
Other commercial real estate	84,837	119,212	14,222
Total commercial real estate	$305,390	$415,606	$55,306

Automobile	$36,574	$36,574	$1,393
Home equity:
Secured by first-lien	35,842	35,842	626
Secured by second-lien	16,751	16,751	993
Residential mortgage	335,768	361,161	16,091
Other consumer	6,220	6,220	530

				Three Months Ended
	March 31, 2011			March 31, 2011
		Unpaid			Interest
	Ending	Principal	Related	Average	Income
(dollar amounts in thousands)	Balance	Balance (6)	Allowance	Balance	Recognized

With no related allowance recorded:
Commercial and industrial:
Owner occupied	$10,854	$23,302	$—	$12,216	$5
Other commercial and industrial	8,968	19,266	—	8,678	39
Total commercial and industrial	$19,822	$42,568	$—	$20,894	$44

Commercial real estate:
Retail properties	$8,637	$25,033	$—	$20,115	$—
Multi family	14,808	15,461	—	8,264	156
Office	1,278	2,697	—	1,934	—
Industrial and warehouse	2,192	6,296	—	2,785	—
Other commercial real estate	23,384	46,928	—	24,766	197
Total commercial real estate	$50,299	$96,415	$—	$57,864	$353

With an allowance recorded:
Commercial and industrial:
Owner occupied	$65,235	$82,045	$14,464	$72,106	$215
Other commercial and industrial	102,282	141,460	29,360	115,969	476
Total commercial and industrial	$167,517	$223,505	$43,824	$188,075	$691

Commercial real estate:
Retail properties	$115,996	$178,765	$22,486	$87,596	$381
Multi family	29,788	33,682	7,058	37,268	231
Office	32,530	45,865	5,270	28,668	107
Industrial and warehouse	36,927	48,015	12,677	36,138	171
Other commercial real estate	72,699	94,021	14,671	69,778	95
Total commercial real estate	$287,940	$400,348	$62,162	$259,448	$985

Automobile	$29,611	$29,611	$945	$29,687	$660
Home equity:
Secured by first-lien	22,867	22,867	657	21,710	226
Secured by second-lien	16,852	16,852	1,122	16,778	186
Residential mortgage	342,015	360,554	12,103	338,107	3,457
Other consumer	9,173	9,173	483	9,369	172

(1)	These tables do not include loans fully charged-off.
(2)	All automobile, home equity, residential mortgage, and other consumer impaired loans included in these tables are considered impaired due to their status as a TDR.
(3)	At March 31, 2012, the loans acquired in the FDIC-assisted Fidelity Bank acquisition were in process of assessment to determine if any of the loans are considered to be purchased impaired in accordance with ASC 310-30. As such, no loans related to this acquisition are included in this table.
(4)	At March 31, 2012, $37,663 thousand of the $126,059 thousand commercial and industrial loans with an allowance recorded were considered impaired due to their status as a TDR.
(5)	At March 31, 2012, $28,220 thousand of the $273,661 thousand commercial real estate loans with an allowance recorded were considered impaired due to their status as a TDR.
(6)	The differences between the ending balance and unpaid principal balance amounts represent partial charge-offs.
(7)	At March 31, 2012, $15,874 thousand of the $324,385 thousand residential mortgages loans with an allowance recorded were guaranteed by the U.S. government.

TDR Loans

TDRs are modified loans where a concession was provided to a borrower experiencing financial difficulties. Loan modifications are considered TDRs when the concessions provided are not available to the borrower through either normal channels or other sources. However, not all loan modifications are TDRs.

TDR Concession Types

The Company’s standards relating to loan modifications consider, among other factors, minimum verified income requirements, cash flow analysis, and collateral valuations. Each potential loan modification is reviewed individually and the terms of the loan are modified to meet a borrower’s specific circumstances at a point in time. Commercial loan modifications, including those classified as TDRs, are reviewed and approved by our SAD. The types of concessions provided to borrowers include:

•	Interest rate reduction: A reduction of the stated interest rate to a nonmarket rate for the remaining original life of the debt.

•	Amortization or maturity date change beyond what the collateral supports, including any of the following:

(1)	Lengthens the amortization period of the amortized principal beyond market terms. This concession reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan. Principal is generally not forgiven.
(2)	Reduces the amount of loan principal to be amortized. This concession also reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan. Principal is generally not forgiven.
(3)	Extends the maturity date or dates of the debt beyond what the collateral supports. This concession generally applies to loans without a balloon payment at the end of the term of the loan.

•	Other: A concession that is not categorized as one of the concessions described above. These concessions include, but are not limited to: principal forgiveness, collateral concessions, covenant concessions, and reduction of accrued interest. Principal forgiveness may result from any TDR modification of any concession type. However, the aggregate amount of principal forgiven as a result of loans modified as TDRs during the three-month ended March 31, 2012, was not significant.

TDRs by Loan Type

Following is a description of TDRs by the different loan types:

Commercial loan TDRs – Commercial accruing TDRs often result from loans receiving a concession with terms that are not considered a market transaction to Huntington. The TDR remains in accruing status as long as the customer is less than 90-days past due on payments per the restructured loan terms and no loss is expected.

Commercial nonaccrual TDRs result from either: (1) an accruing commercial TDR being placed on nonaccrual status, or (2) a workout where an existing commercial NAL is restructured and a concession was given. At times, these workouts restructure the NAL so that two or more new notes are created. The primary note is underwritten based upon our normal underwriting standards and is sized so projected cash flows are sufficient to repay contractual principal and interest. The terms on the secondary note(s) vary by situation, and may include notes that defer principal and interest payments until after the primary note is repaid. Creating two or more notes often allows the borrower to continue a project or weather a temporary economic downturn and allows Huntington to right-size a loan based upon the current expectations for a borrower’s or project’s performance.

Our strategy involving TDR borrowers includes working with these borrowers to allow them to refinance elsewhere as well as allow them time to improve their financial position and remain our customer through refinancing their notes according to market terms and conditions in the future.  A refinancing or modification of a loan occurs when either the loan matures according to the terms of the TDR-modified agreement or the borrower requests a change to the loan agreements. At that time, the loan is evaluated to determine if it is creditworthy. It is subjected to the normal underwriting standards and processes for other similar credit extensions, both new and existing.

In accordance with ASC 310-20-35, the refinanced note is evaluated to determine if it is considered a new loan or a continuation of the prior loan.  A new loan is considered for removal of the TDR designation, whereas a continuation of the prior note requires a continuation of the TDR designation.  In order for a TDR designation to be removed, the borrower must no longer be experiencing financial difficulties and the terms of the refinanced loan must not represent a concession.

Residential Mortgage loan TDRs – Residential mortgage TDRs represent loan modifications associated with traditional first-lien mortgage loans in which a concession has been provided to the borrower. The primary concessions given to residential mortgage borrowers are amortization or maturity date changes and interest rate reductions. Residential mortgages identified as TDRs involve borrowers unable to refinance their mortgages through the Company’s normal mortgage origination channels or through other independent sources. Some, but not all, of the loans may be delinquent.

Other Consumer loan TDRs – Generally, these are TDRs associated with home equity borrowings and automobile loans. The Company may make similar interest rate, term, and principal concessions as with residential mortgage loan TDRs.

TDR Impact on Credit Quality

Huntington’s ALLL is largely driven by updated risk ratings assigned to commercial loans, updated borrower credit scores on consumer loans, and borrower delinquency history in both the commercial and consumer portfolios. As such, the provision for credit losses is impacted primarily by changes in borrower payment performance rather than the TDR classification. TDRs can be classified as either accrual or nonaccrual loans. Nonaccrual TDRs are included in NALs whereas accruing TDRs are excluded from NALs as it is probable that all contractual principal and interest due under the restructured terms will be collected.

TDR concessions and classification may reduce the ALLL within certain classes, specifically the C&I and CRE portfolios. The reduction is derived from the type of concessions given to the borrowers and the resulting application of the transaction reserve calculation within the ALLL.  Generally, Huntington’s concessions on TDR loans involve an increase in interest rate and extension of maturity.  The transaction reserve for non-TDR loans is calculated based upon several estimated probability factors, such as PD and LGD, both of which were previously discussed above.  Upon the occurrence of a TDR, the transaction reserve is measured based on the estimation of the probable discounted future cash flows expected to be collected on the modified loan.  The resulting TDR ALLL calculation often results in a minimal or zero ALLL amount because (1) it is probable all cash flows will be collected and, (2) due to the rate increase, the discounting of the cash flows on the modified loan, using the pre-modification interest rate, exceeds the carrying value of the loan.

However, TDR concessions and classification may increase the ALLL to certain loans, such as consumer loans.  The concessions made to these loans often include interest rate reductions and therefore the TDR ALLL calculation results in a greater ALLL compared with the non-TDR calculation.

Commercial loan TDRs – In instances where the bank substantiates that it will collect its outstanding balance in full, the note is considered for return to accrual status upon the borrower sustaining sufficient cash flows for a six-month period of time. This six-month period could extend before or after the restructure date. If a charge-off was taken as part of the restructuring, any interest or principal payments received on that note are applied to first reduce the bank’s outstanding book balance and then to recoveries of charged-off principal, unpaid interest, and/or fee expenses.

Residential Mortgage and Other Consumer loan TDRs – Modified loans identified as TDRs are aggregated into pools for analysis. Cash flows and weighted average interest rates are used to calculate impairment at the pooled-loan level. Once the loans are aggregated into the pool, they continue to be classified as TDRs until contractually repaid or charged-off.

Residential mortgage loans not guaranteed by a U.S. government agency such as the FHA, VA, and the USDA, including TDR loans, are reported as accrual or nonaccrual based upon delinquency status. Nonaccrual TDRs are those that are greater than 150-days contractually past due. Loans guaranteed by U.S. government organizations continue to accrue interest upon delinquency.

The following table presents by class and by the reason for the modification, the number of contracts, post-modification outstanding balance, and the net change in ALLL resulting from the modification for the three-month period ending March 31, 2012:

	New Troubled Debt Restructurings During The
	Three-Month Period Ended March 31, 2012 (1)
		Post-modification	Net change in
(dollar amounts in thousands)	Number of	Outstanding	ALLL resulting
	Contracts	Balance (2)	from modification

C&I - Owner occupied:

Interest rate reduction	10	$3,781	$(961)
Amortization or maturity date change	17	2,722	(92)
Other	4	1,511	230
Total C&I - Owner occupied	31	$8,014	$(823)

C&I - Other commercial and industrial:

Interest rate reduction	6	$1,316	$45
Amortization or maturity date change	28	4,456	(8)
Other	15	29,502	(2,866)
Total C&I - Other commercial and industrial	49	$35,274	$(2,829)

CRE - Retail properties:

Interest rate reduction	4	$2,795	$(2)
Amortization or maturity date change	5	1,758	(18)
Other	—	—	—
Total CRE - Retail properties	9	$4,553	$(20)

CRE - Multi family:

Interest rate reduction	2	$334	$(5)
Amortization or maturity date change	10	1,501	(73)
Other	4	2,032	(125)
Total CRE - Multi family	16	$3,867	$(203)

CRE - Office:

Interest rate reduction	3	$2,116	$363
Amortization or maturity date change	—	—	—
Other	3	306	—
Total CRE - Office	6	$2,422	$363

CRE - Industrial and warehouse:

Interest rate reduction	1	$3,000	$4
Amortization or maturity date change	3	1,438	64
Other	—	—	—
Total CRE - Industrial and Warehouse	4	$4,438	$68

CRE - Other commercial real estate:

Interest rate reduction	—	$—	$—
Amortization or maturity date change	14	46,676	1,400
Other	2	9,435	(1,601)
Total CRE - Other commercial real estate	16	$56,111	$(201)

Automobile:

Interest rate reduction	13	$129	$2
Amortization or maturity date change	472	3,376	(25)
Other	—	—	—
Total Automobile	485	$3,505	$(23)

Residential mortgage:

Interest rate reduction	1	$33	$—
Amortization or maturity date change	62	7,053	246
Other	—	—	—
Total Residential mortgage	63	$7,086	$246

First-lien home equity:

Interest rate reduction	67	$7,614	$1,299
Amortization or maturity date change	15	1,635	(5)
Other	—	—	—
Total First-lien home equity	82	$9,249	$1,294

Second-lien home equity:

Interest rate reduction	22	$932	$131
Amortization or maturity date change	14	608	(16)
Other	—	—	—
Total Second-lien home equity	36	$1,540	$115

Other consumer:

Interest rate reduction	4	$119	$9
Amortization or maturity date change	5	60	4
Other	—	—	—
Total Other consumer	9	$179	$13

(1)	No loans acquired in the FDIC-assisted Fidelity Bank acquisition are considered troubled debt restructured loans.

(2)	Post-modification balances approximate pre-modification balances. The aggregate amount of charge-offs as a result of a restructuring are not significant.

All classes within the C&I and CRE portfolios are considered as redefaulted at 90-days past due. Automobile loans and other consumer loans are considered as redefaulted at 120-days past due. Residential mortgage loans are considered as redefaulted at 150-days past due. The first-lien and second-lien home equity portfolios are considered as redefaulted at 150-days past due and 120-days past due, respectively.

The following table presents TDRs modified within the previous twelve months that have subsequently redefaulted during the three-month period ended March 31, 2012:

	Troubled Debt Restructurings Within
	The Previous Twelve Months That
	Have Subsequently Defaulted During
	The Three-Month Period Ended
	March 31, 2012 (1), (2)
(dollar amounts in thousands)	Number of	Ending
	Contracts	Balance

C&I - Owner occupied:

Interest rate reduction	1	$1,011
Amortization or maturity date change	1	199
Other	—	—
Total C&I - Owner occupied	2	$1,210

C&I - Other commercial and industrial:

Interest rate reduction	—	$—
Amortization or maturity date change	2	144
Other	2	770
Total C&I - Other commercial and industrial	4	$914

CRE - Retail Properties:

Interest rate reduction	—	$—
Amortization or maturity date change	1	224
Other	—	—
Total CRE - Retail properties	1	$224

CRE - Multi family:

Interest rate reduction	2	$1,998
Amortization or maturity date change	—	—
Other	—	—
Total CRE - Multi family	2	$1,998

CRE - Office:

Interest rate reduction	—	$—
Amortization or maturity date change	—	—
Other	—	—
Total CRE - Office	—	$—

CRE - Industrial and Warehouse:

Interest rate reduction	—	$—
Amortization or maturity date change	—	—
Other	—	—
Total CRE - Industrial and Warehouse	—	$—

CRE - Other commercial real estate:

Interest rate reduction	—	$—
Amortization or maturity date change	3	572
Other	—	—
Total CRE - Other commercial real estate	3	$572

Automobile:

Interest rate reduction	2	$—
Amortization or maturity date change	60	—
Other	—	—
Total Automobile	62	$—	(3)

Residential mortgage:

Interest rate reduction	—	$—
Amortization or maturity date change	20	2,703
Other	—	—
Total Residential mortgage	20	$2,703

First-lien home equity:

Interest rate reduction	8	$767
Amortization or maturity date change	1	14
Other	—	—
Total First-lien home equity	9	$781

Second-lien home equity:

Interest rate reduction	1	$14
Amortization or maturity date change	1	15
Other	—	—
Total Second-lien home equity	2	$29

Other consumer:

Interest rate reduction	1	$—
Amortization or maturity date change	—	—
Other	—	—
Total Other consumer	1	$—	(4)

(1)	Subsequent default is defined as a payment redefault within 12 months of the restructuring date.

(2)	No loans acquired in the FDIC-assisted Fidelity Bank acquisition are considered troubled debt restructured loans.

(3)	Automobile loans are charged-off at time of subsequent default. During the three-month period ended March 31, 2012, $404 thousand of total automobile loans were charged-off at the time of subsequent redefault.

(4)	Other consumer loans are charged-off at time of subsequent default. During the three-month period ended March 31, 2012, $53 thousand of total other consumer loans were charged-off at the time of subsequent default.

Pledged Loans and Leases

At March 31, 2012, the Bank has access to the Federal Reserve’s discount window and advances from the FHLB – Cincinnati and the FHLB – Indianapolis. As of March 31, 2012, these borrowings and advances are secured by $19.1 billion of loans and securities.

4. AVAILABLE-FOR-SALE AND OTHER Securities

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of available-for-sale and other securities at March 31, 2012, December 31, 2011, and March 31, 2011:

	March 31, 2012		December 31, 2011		March 31, 2011
	Amortized		Amortized		Amortized
(dollar amounts in thousands)	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
U.S. Treasury:
Under 1 year	$11,799	$11,799	$—	$—	$—	$—
1-5 years	51,609	52,317	51,773	52,672	52,264	51,453
6-10 years	509	524	509	532	—	—
Over 10 years	—	—	—	—	—	—
Total U.S. Treasury	63,917	64,640	52,282	53,204	52,264	51,453
Federal agencies: mortgage-backed securities:
Under 1 year	—	—	—	—	—	—
1-5 years	209,509	211,096	218,410	219,055	48,832	48,408
6-10 years	467,959	476,376	400,105	409,521	614,519	622,263
Over 10 years	4,494,846	4,577,036	3,760,108	3,836,316	4,289,087	4,300,414
Total Federal agencies: mortgage-backed securities	5,172,314	5,264,508	4,378,623	4,464,892	4,952,438	4,971,085
TLGP securities:
Under 1 year	—	—	—	—	156,044	157,196
1-5 years	—	—	—	—	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—
Total TLGP securities	—	—	—	—	156,044	157,196
Other agencies:
Under 1 year	1,650	1,664	101,346	101,656	183,405	184,672
1-5 years	611,216	622,780	611,047	620,639	1,104,343	1,085,323
6-10 years	58,110	59,362	12,333	13,249	13,325	13,515
Over 10 years	—	—	—	—	—	—
Total other agencies	670,976	683,806	724,726	735,544	1,301,073	1,283,510
Total U.S. Government backed agencies	5,907,207	6,012,954	5,155,631	5,253,640	6,461,819	6,463,244
Municipal securities:
Under 1 year	—	—	—	—	855	855
1-5 years	183,666	187,795	186,250	190,228	155,457	155,109
6-10 years	108,631	114,717	98,801	104,857	112,665	113,888
Over 10 years	87,428	88,694	109,811	112,641	170,903	170,295
Total municipal securities	379,725	391,206	394,862	407,726	439,880	440,147
Private-label CMO:
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	—	—
6-10 years	10,361	10,437	11,740	11,783	8,828	9,209
Over 10 years	67,931	59,794	72,858	60,581	115,573	106,337
Total private-label CMO	78,292	70,231	84,598	72,364	124,401	115,546
Asset-backed securities:
Under 1 year	—	—	—	—	—	—
1-5 years	657,648	661,449	644,080	646,315	662,319	665,316
6-10 years	299,237	300,401	197,940	199,075	147,236	148,171
Over 10 years	289,476	160,718	258,270	121,698	293,944	165,599
Total asset-backed securities (1)	1,246,361	1,122,568	1,100,290	967,088	1,103,499	979,086
Covered bonds:
Under 1 year	—	—	—	—	—	—
1-5 years	400,776	401,856	510,937	504,045	556,500	545,069
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—
Total covered bonds	400,776	401,856	510,937	504,045	556,500	545,069
Corporate debt:
Under 1 year	900	926	501	518	—	—
1-5 years	418,780	418,342	383,909	379,657	414,667	409,032
6-10 years	128,938	131,581	148,896	148,708	—	—
Over 10 years	10,170	9,971	—	—	—	—
Total corporate debt	558,788	560,820	533,306	528,883	414,667	409,032
Other:
Under 1 year	2,650	2,648	1,900	1,900	750	750
1-5 years	1,250	1,237	2,250	2,234	7,861	8,058
6-10 years	—	—	—	—	804	827
Over 10 years	—	—	—	—	—	—
Non-marketable equity securities	291,303	291,303	286,515	286,515	308,457	308,457
Marketable equity securities	54,613	54,910	53,665	53,619	52,806	52,218
Total other	349,816	350,098	344,330	344,268	370,678	370,310
Total available-for-sale and other securities	$8,920,965	$8,909,733	$8,123,954	$8,078,014	$9,471,444	$9,322,434

(1) Amounts at March 31, 2012, December 31, 2011, and March 31, 2011 include automobile asset backed securities with a fair value of $106 million, $145 million and $331 million, respectively, which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, or "TALF," administered by the Federal Reserve Bank of New York.

Other securities at March 31, 2012, December 31, 2011, and March 31, 2011 include $165.6 million of stock issued by the FHLB of Cincinnati, $3.5 million, $0.0 million, and $37.4 million, respectively, of stock issued by the FHLB of Indianapolis, and $122.2 million, $120.9 million and $105.5 million, respectively, of Federal Reserve Bank stock. Other securities also include corporate debt and marketable equity securities. Non-marketable equity securities are valued at amortized cost. At March 31, 2012, December 31, 2011, and March 31, 2011, Huntington did not have any material equity positions in FNMA or FHLMC.

The following tables provide amortized cost, fair value, and gross unrealized gains and losses recognized in accumulated other comprehensive income by investment category at March 31, 2012, December 31, 2011, and March 31, 2011.

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
March 31, 2012
U.S. Treasury	$63,917	$723	$—	$64,640
Federal agencies:
Mortgage-backed securities	5,172,314	96,126	(3,932)	5,264,508
TLGP securities	—	—	—	—
Other agencies	670,976	12,836	(6)	683,806
Total U.S. Government
backed securities	5,907,207	109,685	(3,938)	6,012,954
Municipal securities	379,725	11,496	(15)	391,206
Private-label CMO	78,292	897	(8,958)	70,231
Asset-backed securities	1,246,361	5,489	(129,282)	1,122,568
Covered bonds	400,776	3,244	(2,164)	401,856
Corporate debt	558,788	5,357	(3,325)	560,820
Other securities	349,816	470	(188)	350,098
Total available-for-sale and other securities	$8,920,965	$136,638	$(147,870)	$8,909,733

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2011
U.S. Treasury	$52,282	$922	$—	$53,204
Federal agencies:
Mortgage-backed securities	4,378,623	88,266	(1,997)	4,464,892
TLGP securities	—	—	—	—
Other agencies	724,726	10,821	(3)	735,544
Total U.S. Government
backed securities	5,155,631	100,009	(2,000)	5,253,640
Municipal securities	394,862	12,889	(25)	407,726
Private-label CMO	84,598	347	(12,581)	72,364
Asset-backed securities	1,100,290	3,925	(137,127)	967,088
Covered bonds	510,937	860	(7,752)	504,045
Corporate debt	533,306	891	(5,314)	528,883
Other securities	344,330	219	(281)	344,268
Total available-for-sale and other securities	$8,123,954	$119,140	$(165,080)	$8,078,014

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
March 31, 2011
U.S. Treasury	$52,264	$—	$(811)	$51,453
Federal agencies:
Mortgage-backed securities	4,952,438	61,338	(42,691)	4,971,085
TLGP securities	156,044	1,152	—	157,196
Other agencies	1,301,073	2,041	(19,604)	1,283,510
Total U.S. Government
backed securities	6,461,819	64,531	(63,106)	6,463,244
Municipal securities	439,880	6,052	(5,785)	440,147
Private-label CMO	124,401	1,388	(10,243)	115,546
Asset-backed securities	1,103,499	4,854	(129,267)	979,086
Covered bonds	556,500	157	(11,588)	545,069
Corporate debt	414,667	114	(5,749)	409,032
Other securities	370,678	389	(757)	370,310
Total available-for-sale and other securities	$9,471,444	$77,485	$(226,495)	$9,322,434

The following tables provide detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities have been in a continuous loss position, at March 31, 2012, December 31, 2011, and March 31, 2011.

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
March 31, 2012
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies:
Mortgage-backed securities	547,385	(3,932)	—	—	547,385	(3,932)
TLGP securities	—	—	—	—	—	—
Other agencies	1,893	(6)	—	—	1,893	(6)
Total U.S. Government
backed securities	549,278	(3,938)	—	—	549,278	(3,938)
Municipal securities	—	—	3,500	(15)	3,500	(15)
Private-label CMO	—	—	51,275	(8,958)	51,275	(8,958)
Asset-backed securities	188,989	(463)	119,323	(128,819)	308,312	(129,282)
Covered bonds	145,721	(2,164)	—	—	145,721	(2,164)
Corporate debt	101,774	(1,563)	243,238	(1,762)	345,012	(3,325)
Other securities	1,735	(15)	884	(173)	2,619	(188)
Total temporarily impaired securities	$987,497	$(8,143)	$418,220	$(139,727)	$1,405,717	$(147,870)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2011
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies:
Mortgage-backed securities	417,614	(1,997)	—	—	417,614	(1,997)
TLGP securities	—	—	—	—	—	—
Other agencies	3,070	(3)	—	—	3,070	(3)
Total U.S. Government
backed securities	420,684	(2,000)	—	—	420,684	(2,000)
Municipal securities	6,667	(1)	7,311	(24)	13,978	(25)
Private-label CMO	11,613	(48)	51,039	(12,533)	62,652	(12,581)
Asset-backed securities	252,671	(547)	113,663	(136,580)	366,334	(137,127)
Covered bonds	363,694	(7,214)	14,684	(538)	378,378	(7,752)
Corporate debt	237,401	(3,652)	198,338	(1,662)	435,739	(5,314)
Other securities	1,984	(16)	—	(265)	1,984	(281)
Total temporarily impaired securities	$1,294,714	$(13,478)	$385,035	$(151,602)	$1,679,749	$(165,080)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
March 31, 2011
U.S. Treasury	$51,453	$(811)	$—	$—	$51,453	$(811)
Federal agencies:
Mortgage-backed securities	1,799,899	(42,691)	—	—	1,799,899	(42,691)
TLGP securities	—	—	—	—	—	—
Other agencies	964,978	(19,485)	10,558	(119)	975,536	(19,604)
Total U.S. Government
backed securities	2,816,330	(62,987)	10,558	(119)	2,826,888	(63,106)
Municipal securities	200,747	(5,649)	3,684	(136)	204,431	(5,785)
Private-label CMO	—	—	82,798	(10,243)	82,798	(10,243)
Asset-backed securities	114,375	(766)	152,715	(128,501)	267,090	(129,267)
Covered bonds	421,634	(11,588)	—	—	421,634	(11,588)
Corporate debt	374,199	(5,749)	—	—	374,199	(5,749)
Other securities	4	(1)	2,790	(756)	2,794	(757)
Total temporarily impaired securities	$3,927,289	$(86,740)	$252,545	$(139,755)	$4,179,834	$(226,495)

The following table is a summary of realized securities gains and losses for the three-month periods ended March 31, 2012 and 2011:

	Three Months Ended
	March 31,
(dollar amounts in thousands)	2012	2011
Gross gains on sales of securities	$779	$6,735
Gross (losses) on sales of securities	(155)	(2,530)
Net gain on sales of securities	624	4,205
Other-than-temporary impairment recorded	(1,237)	(4,165)
Total securities (loss) gain	$(613)	$40

Alt-A Mortgage-Backed, Pooled-Trust-Preferred, and Private-Label CMO Securities

Our three highest risk segments of our investment portfolio are the Alt-A mortgage-backed, pooled-trust-preferred, and private-label CMO portfolios. The Alt-A mortgage-backed securities and pooled-trust-preferred securities are in the asset-backed securities portfolio. The performance of the underlying securities in each of these segments continued to reflect the economic environment. Each of these securities in these three segments is subjected to a rigorous review of its projected cash flows. These reviews are supported with analysis from independent third parties.

The following table presents the credit ratings for our Alt-A mortgage-backed, pooled-trust-preferred, and private label CMO securities as of March 31, 2012:

Credit Ratings of Selected Investment Securities (1)
(dollar amounts in thousands)			Average Credit Rating of Fair Value Amount
	Amortized
	Cost	Fair Value	AAA	AA +/-	A +/-	BBB +/-	<BBB-
Private-label CMO securities	$78,292	$70,231	$—	$—	$21,663	$5,850	$42,718
Alt-A mortgage-backed securities	55,332	48,663	—	24,364	6,374	—	17,925
Pooled-trust-preferred securities	199,144	77,034	—	—	21,745	—	55,289
Total at March 31, 2012	$332,768	$195,928	$—	$24,364	$49,782	$5,850	$115,932
Total at December 31, 2011	$342,867	$194,062	$1,045	$23,353	$52,935	$6,858	$109,871

(1)	Credit ratings reflect the lowest current rating assigned by a nationally recognized credit rating agency.

Negative changes to the above credit ratings would generally result in an increase of our risk-weighted assets, and a reduction to our regulatory capital ratios.

The following table summarizes the relevant characteristics of our pooled-trust-preferred securities portfolio at March 31, 2012. Each security is part of a pool of issuers and supports a more senior tranche of securities except for the I-Pre TSL II, and MM Comm III securities which are the most senior class.

Trust Preferred Securities Data

March 31, 2012

(dollar amounts in thousands)

							Actual
							Deferrals	Expected
							and	Defaults
						# of Issuers	Defaults	as a % of
					Lowest	Currently	as a % of	Remaining
		Amortized	Fair	Unrealized	Credit	Performing/	Original	Performing	Excess
Deal Name	Par Value	Cost	Value	Loss	Rating (2)	Remaining (3)	Collateral	Collateral	Subordination (4)
Alesco II (1)	$41,646	$31,102	$10,228	$(20,874)	C	31/36	11%	15%	—%
Alesco IV (1)	21,176	8,243	440	(7,803)	C	31/42	17	23	—
ICONS	20,000	20,000	12,482	(7,518)	BB	25/26	3	15	53
I-Pre TSL II	31,736	31,651	21,746	(9,905)	A	24/25	3	13	74
MM Comm III	7,425	7,094	4,040	(3,054)	CC	5/10	7	14	33
Pre TSL IX (1)	5,000	3,955	1,353	(2,602)	C	32/48	28	16	3
Pre TSL X (1)	17,955	9,915	4,029	(5,886)	C	33/53	42	26	—
Pre TSL XI (1)	25,691	22,667	6,556	(16,111)	C	42/63	29	19	—
Pre TSL XIII (1)	28,495	22,703	6,810	(15,893)	C	40/63	33	24	—
Reg Diversified (1)	25,500	6,908	393	(6,515)	D	24/44	45	17	—
Soloso (1)	12,500	3,906	770	(3,136)	C	41/65	29	18	—
Tropic III	31,000	31,000	8,187	(22,813)	CC	22/43	42	32	26
Total	$268,124	$199,144	$77,034	$(122,110)

(1)	Security was determined to have OTTI. As such, the book value is net of recorded credit impairment.
(2)	For purposes of comparability, the lowest credit rating expressed is equivalent to Fitch ratings even where the lowest rating is based on another nationally recognized credit rating agency.
(3)	Includes both banks and/or insurance companies.
(4)	Excess subordination percentage represents the additional defaults in excess of both current and projected defaults that the CDO can absorb before the bond experiences credit impairment. Excess subordinated percentage is calculated by (a) determining what percentage of defaults a deal can experience before the bond has credit impairment, and (b) subtracting from this default breakage percentage both total current and expected future default percentages.

Security Impairment

Huntington evaluates its available-for-sale securities portfolio on a quarterly basis for indicators of OTTI. Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at period-end. Management reviews the amount of unrealized loss, the length of time the security has been in an unrealized loss position, the credit rating history, market trends of similar security classes, time remaining to maturity, and the source of both interest and principal payments to identify securities which could potentially be impaired. OTTI is considered to have occurred; (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover all contractually required principal and interest payments.

For securities that Huntington does not expect to sell or it is not more likely than not to be required to sell, the OTTI is separated into credit and noncredit components. A discounted cash flow analysis, which includes evaluating the timing of the expected cash flows, is completed for all debt securities subject to credit impairment. The measurement of the credit loss component is equal to the difference between the debt security’s cost basis and the present value of its expected future cash flows discounted at the security’s effective yield. The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income. The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit-related and, therefore, are recognized in OCI. Huntington believes that it will fully collect the carrying value of securities on which noncredit-related impairment has been recognized in OCI. Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities which Huntington does expect to sell, or if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis, all OTTI is recognized in earnings. Presentation of OTTI is made in the Condensed Consolidated Statements of Income on a gross basis with a reduction for the amount of OTTI recognized in OCI. Once an OTTI is recorded, when future cash flows can be reasonably estimated, future cash flows are re-allocated between interest and principal cash flows to provide for a level-yield on the security.

Huntington applied the related OTTI guidance on the debt security types listed below.

Alt-A mortgage-backed and private-label CMO securities are collateralized by first-lien residential mortgage loans. The securities are valued by a third party specialist using a discounted cash flow approach and proprietary pricing model. The model uses inputs such as estimated prepayment speeds, losses, recoveries, default rates that are implied by the underlying performance of collateral in the structure or similar structures, discount rates that are implied by market prices for similar securities, collateral structure types, and house price depreciation / appreciation rates that are based upon macroeconomic forecasts.

Pooled-trust-preferred securities are CDOs backed by a pool of debt securities issued by financial institutions. The collateral generally consists of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full cash flow analysis is used to estimate fair values and assess impairment for each security within this portfolio. A third party specialist with direct industry experience in pooled trust preferred security evaluations is engaged to provide assistance estimating the fair value and expected cash flows on this portfolio. The full cash flow analysis is completed by evaluating the relevant credit and structural aspects of each pooled trust preferred security in the portfolio, including collateral performance projections for each piece of collateral in the security and terms of the security’s structure. The credit review includes an analysis of profitability, credit quality, operating efficiency, leverage, and liquidity using available financial and regulatory information for each underlying collateral issuer. The analysis also includes a review of historical industry default data, current/near term operating conditions, and the impact of macroeconomic and regulatory changes.  Using the results of our analysis, we estimate appropriate default and recovery probabilities for each piece of collateral then estimate the expected cash flows for each security. The cumulative probability of default ranges from a low of 1% to 100%.

Many collateral issuers have the option of deferring interest payments on their debt for up to five years.  For issuers who are deferring interest, assumptions are made regarding the issuers ability to resume interest payments and make the required principal payment at maturity; the cumulative probability of default for these issuers currently ranges from 31% to 100%, and a 10% recovery assumption.  The fair value of each security is obtained by discounting the expected cash flows at a market discount rate, ranging from LIBOR plus 5% to LIBOR plus 16% as of 2012.  The market discount rate is determined by reference to yields observed in the market for similarly rated collateralized debt obligations, specifically high-yield collateralized loan obligations.  The relatively high market discount rate is reflective of the uncertainty of the cash flows and illiquid nature of these securities.  The large differential between the fair value and amortized cost of some of the securities reflects the high market discount rate and the expectation that the majority of the cash flows will not be received until near the final maturity of the security (the final maturities range from 2032 to 2035).

For three-month periods ended March 31, 2012 and 2011, the following tables summarize by debt security type, total OTTI losses, unrealized OTTI losses included in OCI, and OTTI recognized in the Unaudited Condensed Consolidated Statements of Income for securities evaluated for impairment as described above.

	Three Months Ended March 31,
	Alt-A	Pooled-	Private-
(dollar amounts in thousands)	Mortgage-backed	trust-preferred	label CMO	Total
2012
Total OTTI recoveries (losses) (unrealized and realized)	$1,424	$2,911	$1,392	$5,727
Unrealized OTTI (recoveries) losses recognized in OCI	(1,424)	(2,911)	(2,629)	(6,964)
Net impairment losses recognized in earnings	$—	$—	$(1,237)	$(1,237)

2011
Total OTTI recoveries (losses) (unrealized and realized)	$1,104	$6,397	$2,375	$9,876
Unrealized OTTI (recoveries) losses recognized in OCI	(1,275)	(9,604)	(3,162)	(14,041)
Net impairment losses recognized in earnings	$(171)	$(3,207)	$(787)	$(4,165)

The following table rolls forward the unrealized OTTI recognized in OCI on debt securities held by Huntington for the three-month periods ended March 31, 2012 and 2011:

	Three Months Ended
	March 31,
(dollar amounts in thousands)	2012	2011
Balance, beginning of period	$89,301	$100,838
Reductions from sales of securities with credit impairment	—	—
Noncredit impairment on securities not previously considered credit impaired	—	—
Change due to improvement in expected cash flows	(6,964)	(14,041)
Additional noncredit impairment on securities with previous credit impairment	—	—
Balance, end of period	$82,337	$86,797

The following table rolls forward the OTTI recognized in earnings on debt securities held by Huntington for the three-month periods ended March 31, 2012 and 2011 as follows:

	Three Months Ended
	March 31,
(dollar amounts in thousands)	2012	2011
Balance, beginning of period	$56,764	$54,536
Reductions from sales/maturities	(1,097)	—
Credit losses not previously recognized	—	—
Additional credit losses	1,237	4,165
Balance, end of period	$56,904	$58,701

The fair values of these assets have been impacted by various market conditions. The unrealized losses were primarily the result of wider liquidity spreads on asset-backed securities and increased market volatility on nonagency mortgage and asset-backed securities that are collateralized by certain mortgage loans. In addition, the expected average lives of the asset-backed securities backed by trust-preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid. The contractual terms and / or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington does not intend to sell, nor does it believe it will be required to sell these securities until the fair value is recovered, which may be maturity and, therefore, does not consider them to be other-than-temporarily impaired at March 31, 2012.

As of March 31, 2012, Management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment and concluded no additional OTTI is required.

5. HELD-TO-MATURITY Securities

These are debt securities that Huntington has the intent and ability to hold until maturity. The debt securities are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using the interest method.

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of held-to-maturity securities at March 31, 2012 and December 31, 2011. There were no securities classified as held-to-maturity at March 31, 2011.

	March 31, 2012		December 31, 2011
	Amortized	Fair	Amortized
(dollar amounts in thousands)	Cost	Value	Cost	Fair Value
Federal agencies: mortgage-backed securities:
Under 1 year	$—	$—	$—	$—
1-5 years	—	—	—	—
6-10 years	—	—	—	—
Over 10 years	621,798	642,871	640,551	660,186
Total Federal agencies: mortgage-backed securities	621,798	642,871	640,551	660,186
Total U.S. Government backed agencies	621,798	642,871	640,551	660,186
Total held-to-maturity securities	$621,798	$642,871	$640,551	$660,186

The following table provides amortized cost, gross unrealized gains and losses, and fair value by investment category at March 31, 2012 and December 31, 2011:

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
March 31, 2012
Federal Agencies:
Mortgage-backed securities	$621,798	$21,073	$—	$642,871
Total U.S. Government backed securities	621,798	21,073	—	642,871
Total held-to-maturity securities	$621,798	$21,073	$—	$642,871

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2011
Federal Agencies:
Mortgage-backed securities	$640,551	$19,652	$(17)	$660,186
Total U.S. Government backed securities	640,551	19,652	(17)	660,186
Total held-to-maturity securities	$640,551	$19,652	$(17)	$660,186

Security Impairment

Huntington evaluates the held-to-maturity securities portfolio on a quarterly basis for impairment. Impairment would exist when the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis at the balance sheet date. Under these circumstances, any impairment would be recognized in earnings. As of March 31, 2012, Management has evaluated all held-to-maturity securities and concluded no impairment existed in the portfolio.

6. Loan sales and Securitizations

Residential Mortgage Loans

The following table summarizes activity relating to residential mortgage loans sold with servicing retained for the three-month periods ended March 31, 2012 and 2011:

	Three Months Ended
	March 31,
(dollar amounts in thousands)	2012	2011
Residential mortgage loans sold with servicing retained	$1,006,084	$1,257,503
Pretax gains resulting from above loan sales (1)	28,941	32,679

 (1) Recorded in other noninterest income.

A MSR is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. At initial recognition, the MSR asset is established at its fair value using assumptions consistent with assumptions used to estimate the fair value of existing MSRs. At the time of initial capitalization, MSRs are recorded using either the either the fair value method or the amortization method. The election of the fair value method or amortization method is made at the time each servicing asset is established and is based upon Management’s forward assumptions regarding interest rates. MSRs are included in accrued income and other assets. Any increase or decrease in the fair value of MSRs carried under the fair value method, as well as amortization or impairment of MSRs recorded using the amortization method, during the period is recorded as an increase or decrease in mortgage banking income, which is reflected in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

The following tables summarize the changes in MSRs recorded using either the fair value method or the amortization method for the three-month periods ended March 31, 2012 and 2011:

	Three Months Ended
Fair Value Method:	March 31,
(dollar amounts in thousands)	2012	2011
Fair value, beginning of period	$65,001	$125,679
Change in fair value during the period due to:
Time decay (1)	(856)	(1,374)
Payoffs (2)	(4,039)	(5,872)
Changes in valuation inputs or assumptions (3)	2,348	774
Fair value, end of period	$62,454	$119,207

 (1) Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.

(2) Represents decrease in value associated with loans that paid off during the period.

(3) Represents change in value resulting primarily from market-driven changes in interest rates and prepayment spreads.

	Three Months Ended
Amortization Method:	March 31,
(dollar amounts in thousands)	2012	2011
Carrying value, beginning of year	$72,434	$70,516
New servicing assets created	10,287	15,453
Impairment recovery / (charge)	7,558	—
Amortization and other	(4,384)	(2,617)
Carrying value, end of period	$85,895	$83,352
Fair value, end of period	$86,060	$100,438

MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.

A summary of key assumptions and the sensitivity of the MSR value at March 31, 2012, to changes in these assumptions follows:

			Decline in fair value due to
			10%	20%
			adverse	adverse
(dollar amounts in thousands)	Actual		change	change
Constant prepayment rate	18.3%		$(4,138)	$(8,141)
Spread over forward interest rate swap rates	654	bps	(1,499)	(2,998)

MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. Huntington hedges the value of certain MSRs against changes in value attributable to changes in interest rates using a combination of derivative instruments and trading securities.

Total servicing fees included in mortgage banking income amounted to $11.8 million and $12.5 million for the three-month periods ended March 31, 2012 and 2011, respectively.

Automobile Loans and Leases

In the 2012 first quarter, automobile loans totaling $1.3 billion were transferred to a trust in a securitization transaction in exchange for $1.3 billion of net proceeds. The securitization and resulting sale of all underlying securities qualified for sale accounting. As a result of this transaction, Huntington recognized a $23.0 million gain which is reflected in other noninterest income on the Condensed Consolidated Statement of Income and recorded a $19.9 million servicing asset which is reflected in accrued income and other assets on the Condensed Consolidated Balance Sheet.

Huntington has retained servicing responsibilities on sold automobile loans and receives annual servicing fees and other ancillary fees on the outstanding loan balances. Automobile loan servicing rights are accounted for using the amortization method. A servicing asset is established at fair value at the time of the sale. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.

Changes in the carrying value of automobile loan servicing rights for the three-month periods ended March 31, 2012, and 2011, and the fair value at the end of each period were as follows:

	Three Months Ended
	March 31,
(dollar amounts in thousands)	2012	2011
Carrying value, beginning of period	$13,377	$97
New servicing assets created	19,883	—
Amortization and other	(2,480)	(28)
Carrying value, end of period	$30,780	$69
Fair value, end of period	$31,509	$215

Servicing income, net of amortization of capitalized servicing assets, amounted to $1.2 million and $0.4 million for the three-month periods ending March 31, 2012, and 2011, respectively.

7. Goodwill and Other Intangible Assets

A rollforward of goodwill by business segment for the first three-month period of 2012 was as follows:

	Retail &	Regional &
	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands)	Banking	Banking	AFCRE	WGH	Other	Consolidated
Balance, beginning of period	$286,824	$16,169	$—	$98,951	$42,324	$444,268
Adjustments	—	—	—	—	—	—
Balance, end of period	$286,824	$16,169	$—	$98,951	$42,324	$444,268

Goodwill is not amortized but is evaluated for impairment on an annual basis at October 1 of each year or whenever events or changes in circumstances indicate the carrying value may not be recoverable. No events or changes in circumstances since the October 1, 2011, annual impairment test were noted that would indicate it was more likely than not a goodwill impairment exists.

At March 31, 2012, December 31, 2011, and March 31, 2011, Huntington’s other intangible assets consisted of the following:

	Gross			Net
	Carrying		Accumulated	Carrying
(dollar amounts in thousands)	Amount		Amortization	Value

March 31, 2012
Core deposit intangible	$384,210	(1)	$(272,946)	$111,264
Customer relationship	104,574		(45,026)	59,548
Other	25,164		(24,841)	323
Total other intangible assets	$513,948		$(342,813)	$171,135

December 31, 2011
Core deposit intangible	$376,846		$(263,410)	$113,436
Customer relationship	104,574		(43,052)	61,522
Other	25,164		(24,820)	344
Total other intangible assets	$506,584		$(331,282)	$175,302

March 31, 2011
Core deposit intangible	$376,846		$(230,339)	$146,507
Customer relationship	104,574		(36,831)	67,743
Other	25,164		(24,163)	1,001
Total other intangible assets	$506,584		$(291,333)	$215,251

(1) Includes $7,364 thousand related to the FDIC-assisted acquisition of Fidelity Bank on March 30, 2012.

The estimated amortization expense of other intangible assets for the remainder of 2012 and the next five years is as follows:

(dollar amounts	Amortization
in thousands)	Expense

2012	$35,778
2013	41,994
2014	37,136
2015	20,832
2016	7,475
2017	6,851

8. OTHER COMPREHENSIVE INCOME

The components of other comprehensive income for the three-month periods ended March 31, 2012 and 2011, were as follows:

	Three Months Ended
	March 31, 2012
	Tax (Expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$6,964	$(2,437)	$4,527
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	26,788	(9,563)	17,225
Less: Reclassification adjustment for net losses (gains) included in net income	613	(215)	398
Net change in unrealized holding gains (losses) on available-for-sale debt securities	34,365	(12,215)	22,150
Net change in unrealized holding gains (losses) on available-for-sale equity securities	343	(120)	223
Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	(14,876)	5,207	(9,669)
Change in pension and post-retirement benefit plan assets and liabilities	4,989	(1,746)	3,243
Total other comprehensive income (loss)	$24,821	$(8,874)	$15,947

	Three Months Ended
	March 31, 2011
	Tax (Expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$14,041	$(4,914)	$9,127
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	(5,725)	1,975	(3,750)
Less: Reclassification adjustment for net losses (gains) included in net income	(40)	14	(26)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	8,276	(2,925)	5,351
Net change in unrealized holding gains (losses) on available-for-sale equity securities	70	(24)	46
Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	(22,188)	7,766	(14,422)
Change in pension and post-retirement benefit plan assets and liabilities	4,000	(1,400)	2,600
Total other comprehensive income (loss)	$(9,842)	$3,417	$(6,425)

Activity in accumulated other comprehensive income (loss), net of tax, for the three-month periods ended March 31, 2012 and 2011, were as follows:

(dollar amounts in thousands)	Unrealized gains and (losses) on debt securities (1)	Unrealized gains and (losses) on equity securities	Unrealized gains and (losses) on cash flow hedging derivatives	Unrealized gains (losses) for pension and other post- retirement obligations	Total
Balance, December 31, 2010	$(101,290)	$(427)	$35,710	$(131,489)	$(197,496)
Period change	5,351	46	(14,422)	2,600	(6,425)
Balance, March 31, 2011	$(95,939)	$(381)	$21,288	$(128,889)	$(203,921)

Balance, December 31, 2011	$(29,267)	$(30)	$40,898	$(185,364)	$(173,763)
Period change	22,150	223	(9,669)	3,243	15,947
Balance, March 31, 2012	$(7,117)	$193	$31,229	$(182,121)	$(157,816)

(1) Amount at March 31, 2012 includes $0.3 million of net unrealized gains on securities transferred from the available-for-sale securities portfolio to the held-to-maturity securities portfolio. The net unrealized gains will be recognized in earnings over the remaining life of the security using the effective interest method.

9. SHAREHOLDERS’ EQUITY

Share Repurchase Program

On March 14, 2012, Huntington Bancshares Incorporated announced that the Federal Reserve did not object to Huntington's proposed capital actions included in Huntington's capital plan submitted to the Federal Reserve in January of this year. These actions included the potential repurchase of up to $182 million of common stock and a continuation of Huntington's current common dividend through the first quarter of 2013. Huntington's Board of Directors authorized a share repurchase program consistent with Huntington’s capital plan. Huntington did not repurchase any shares during the three-month periods ended March 31, 2012 and 2011.

10. Earnings Per Share

Basic earnings per share is the amount of earnings (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units and awards, distributions from deferred compensation plans, and the conversion of Huntington’s convertible preferred stock. Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. For diluted earnings per share, net income available to common shares can be affected by the conversion of Huntington’s convertible preferred stock. Where the effect of this conversion would be dilutive, net income available to common shareholders is adjusted by the associated preferred dividends and deemed dividend. The calculation of basic and diluted earnings per share for each of the three-month periods ended March 31, 2012 and 2011, was as follows:

	Three Months Ended
	March 31,
(dollar amounts in thousands, except per share amounts)	2012	2011
Basic earnings per common share:
Net income	$153,270	$126,446
Preferred stock dividends	(8,049)	(7,703)
Net income available to common shareholders	$145,221	$118,743
Average common shares issued and outstanding	864,499	863,359
Basic earnings per common share	$0.17	$0.14

Diluted earnings per common share
Net income available to common shareholders	$145,221	$118,743
Effect of assumed preferred stock conversion	—	—
Net income applicable to diluted earnings per share	$145,221	$118,743
Average common shares issued and outstanding	864,499	863,359
Dilutive potential common shares:
Stock options and restricted stock units and awards	3,463	2,996
Shares held in deferred compensation plans	1,202	882
Conversion of preferred stock	—	—
Dilutive potential common shares:	4,665	3,878
Total diluted average common shares issued and outstanding	869,164	867,237
Diluted earnings per common share	$0.17	$0.14

Approximately 22.9 million and 14.7 million options to purchase shares of common stock outstanding at the end of March 31, 2012 and 2011, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $12.38 per share and $20.71 per share at the end of each respective period.

11. SHARE-based Compensation

Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Compensation costs are included in personnel costs on the Unaudited Condensed Consolidated Statements of Income. Stock options are granted at the closing market price on the date of the grant. Options granted typically vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.

Huntington uses the Black-Scholes option pricing model to value share-based compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option. The expected dividend yield is based on the dividend rate and stock price at the date of the grant.

The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in the three-month periods ended March 31, 2012 and 2011.

	Three Months Ended
	March 31,
	2012	2011
Assumptions
Risk-free interest rate	1.17%	2.49%
Expected dividend yield	2.73	0.58
Expected volatility of Huntington's common stock	30.0	32.5
Expected option term (years)	6.0	6.0

Weighted-average grant date fair value per share	$1.27	$2.35

The following table illustrates total share-based compensation expense and related tax benefit for the three-month periods ended March 31, 2012 and 2011:

	Three Months Ended
	March 31,
(dollar amounts in thousands)	2012	2011
Share-based compensation expense	$5,303	$3,625
Tax benefit	1,759	1,269

Huntington’s stock option activity and related information for the three-month period ended March 31, 2012, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(amounts in thousands, except years and per share amounts)	Options	Price	Life (Years)	Value

Outstanding at January 1, 2012	27,205	$11.47
Granted	117	5.85
Exercised	(106)	3.96
Forfeited/expired	(803)	16.03

Outstanding at March 31, 2012	26,413	$11.33	4.0	$11,308

Vested and expected to vest at March 31, 2012 (1)	25,461	$11.54	4.0	$10,821

Exercisable at March 31, 2012	13,155	$16.82	2.0	$3,816

(1) The number of options expected to vest includes an estimate of expected forfeitures.

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the “in-the-money” option exercise price. For the three-month periods ended March 31, 2012 and March 31, 2011, cash received for the exercises of stock options was $0.4 million and $0.1 million, respectively. The tax benefit realized from stock option exercises was less than $0.1 million for each respective period.

Huntington also grants restricted stock units and awards. Restricted stock units and awards are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period. Restricted stock awards provide the holder with full voting rights and cash dividends during the vesting period. Restricted stock units do not provide the holder with voting rights or cash dividends during the vesting period, but do accrue a dividend equivalent that is paid upon vesting, and are subject to certain service restrictions. The fair value of the restricted stock units and awards is the closing market price of the Huntington’s common stock on the date of award.

The following table summarizes the status of Huntington's restricted stock units and restricted stock awards as of March 31, 2012, and activity for the three-month period ended March 31, 2012:

		Weighted-
		Average
	Restricted	Grant Date
	Stock	Fair Value
(amounts in thousands, except per share amounts)	Units	Per Share
Nonvested at January 1, 2012	7,591	$6.09
Granted	208	5.88
Vested	(190)	7.52
Forfeited	(62)	5.99
Nonvested at March 31, 2012	7,547	$6.05

The weighted-average grant date fair value of nonvested shares granted for the three-month periods ended March 31, 2012 and 2011, were $5.88 and $7.50, respectively. The total fair value of awards vested was $1.1 million and $0.2 million during the three-month periods ended March 31, 2012, and 2011, respectively. As of March 31, 2012, the total unrecognized compensation cost related to nonvested awards was $25.4 million with a weighted-average expense recognition period of 1.7 years.

Of the remaining 36.9 million shares of common stock authorized for issuance at March 31, 2012, 34.0 million were outstanding and 2.9 million were available for future grants. Huntington issues shares to fulfill stock option exercises and restricted stock units from available authorized shares. At March 31, 2012, Management believes there are adequate authorized shares available to satisfy anticipated stock option exercises and award releases in 2012.

12. Benefit Plans

Huntington sponsors the Plan, a non-contributory defined benefit pension plan covering substantially all employees hired or rehired prior to January 1, 2010. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than the amount deductible under the Internal Revenue Code. There is no required minimum contribution for 2012.

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage. The employer paid portion of the post-retirement health and life insurance plan was eliminated for employees retiring on and after March 1, 2010. Eligible employees retiring on and after March 1, 2010, who elect retiree medical coverage, will pay the full cost of this coverage. Huntington will not provide any employer paid life insurance to employees retiring on and after March 1, 2010. Eligible employees will be able to convert or port their existing life insurance at their own expense under the same terms that are available to all terminated employees.

The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	March 31,		March 31,
(dollar amounts in thousands)	2012	2011	2012	2011
Service cost	$6,217	$5,413	$—	$—
Interest cost	7,304	7,518	338	405
Expected return on plan assets	(11,433)	(10,823)	—	—
Amortization of transition asset	(1)	(1)	—	—
Amortization of prior service cost	(1,442)	(1,442)	(338)	(338)
Amortization of gains (losses)	6,739	5,874	(83)	(106)
Settlements	1,750	1,750	—	—
Benefit expense	$9,134	$8,289	$(83)	$(39)

The Bank, as trustee, held all Plan assets at March 31, 2012, and December 31, 2011. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value
(dollar amounts in thousands)	March 31, 2012		December 31, 2011
Cash	$511	—%	$25	—%
Cash equivalents:
Huntington funds - money market	11,188	2	39,943	7
Fixed income:
Huntington funds - fixed income funds	200,096	35	174,615	32
Equities:
Huntington funds	319,595	55	283,963	53
Huntington common stock	48,282	8	40,424	8
Fair value of plan assets	$579,672	100%	$538,970	100%

Investments of the Plan are accounted for at cost on the trade date and are reported at fair value. All of the Plan’s investments at March 31, 2012, are classified as Level 1 within the fair value hierarchy. In general, investments of the Plan are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investments, it is reasonably possible changes in the values of investments will occur in the near term and such changes could materially affect the amounts reported in the Plan assets.

The investment objective of the Plan is to maximize the return on Plan assets over a long time period, while meeting the Plan obligations. At March 31, 2012, Plan assets were invested 63% in equity investments and 37% in bonds, with an average duration of 3.3 years on bond investments. Although it may fluctuate with market conditions, Management has targeted a long-term allocation of Plan assets of 70% in equity investments and 30% in bond investments.

Huntington also sponsors other nonqualified retirement plans, the most significant being the SERP and the SRIP. The SERP provides certain former officers and directors, and the SRIP provides certain current officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law.

Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions, up to the first 3% of base pay contributed to the Plan. Half of the employee contribution is matched on the 4th and 5th percent of base pay contributed to the Plan.

The following table shows the costs of providing the SERP, SRIP, and defined contribution plans:

	Three Months Ended
	March 31,
(dollar amounts in millions)	2012	2011
SERP & SRIP	$0.8	$0.7
Defined contribution plan	4.5	3.7
Benefit cost	$5.3	$4.4

13. Fair Values of assets and liabilities

Huntington follows the fair value accounting guidance under ASC 820 and ASC 825.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level valuation hierarchy was established for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Transfers in and out of Level 1, 2, or 3 are recorded at fair value at the beginning of the reporting period.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Mortgage loans held for sale

Huntington elected to apply the fair value option for mortgage loans originated with the intent to sell which are included in loans held for sale. Mortgage loans held for sale are classified as Level 2 and are estimated using security prices for similar product types.

Available-for-sale securities and trading account securities

Securities accounted for at fair value include both the available-for-sale and trading portfolios. Huntington uses prices obtained from third-party pricing services and recent trades to determine the fair value of securities. AFS and trading securities are classified as Level 1 using quoted market prices (unadjusted) in active markets for identical securities that Huntington has the ability to access at the measurement date. 1% of the positions in these portfolios are Level 1, and consist of U.S. Treasury securities and money market mutual funds. When quoted market prices are not available, fair values are classified as Level 2 using quoted prices for similar assets in active markets, quoted prices of identical or similar assets in markets that are not active, and inputs that are observable for the asset, either directly or indirectly, for substantially the full term of the financial instrument. 96% of the positions in these portfolios are Level 2, and consist of U.S. Government and agency debt securities, agency mortgage backed securities, asset-backed securities, municipal securities and other securities. For both Level 1 and Level 2 securities, management uses various methods and techniques to corroborate prices obtained from the pricing service, including reference to dealer or other market quotes, and by reviewing valuations of comparable instruments. If relevant market prices are limited or unavailable, valuations may require significant management judgment or estimation to determine fair value, in which case the fair values are classified as Level 3. 3% of our positions are Level 3, and consist of non-agency ALT-A asset-backed securities, private-label CMO securities, pooled-trust-preferred CDO securities and municipal securities. A significant change in the unobservable inputs for these securities may result in a significant change in the ending fair value measurement of these securities.

For non-agency ALT-A asset-backed securities, private-label CMO securities, and pooled-trust-preferred CDO securities the fair value methodology incorporates values obtained from proprietary discounted cash flow models provided by a third party. The modeling process for the ALT-A asset-backed securities and private-label CMO securities incorporates assumptions management believes market participants would use to value the security under current market conditions. The assumptions used include prepayment projections, credit loss assumptions, and discount rates, which include a risk premium due to liquidity and uncertainty that are based on both observable and unobservable inputs. Huntington validates the reasonableness of the assumptions by comparing the assumptions with market information. Huntington uses the discounted cash flow analysis, in conjunction with other relevant pricing information obtained from third party pricing services or broker quotes to establish the fair value that management believes is representative under current market conditions. The modeling of the fair value of the pooled-trust-preferred CDO's utilizes a similar methodology, with the probability of default ("PD") of each issuer being the most critical input. Management evaluates the PD assumptions provided to the third party pricing service by comparing the current PD to the assumptions used the previous quarter, actual defaults and deferrals in the current period, and trend data on certain financial ratios of the issuers. Huntington also evaluates the assumptions related to discount rates and prepayments. Each quarter, the Company seeks to obtain information on actual trades of securities with similar characteristics to further support our fair value estimates and our underlying assumptions. For purposes of determining fair value at March 31, 2012, the discounted cash flow modeling was the predominant input.

Huntington utilizes the same processes to determine the fair value of investment securities classified as held-to-maturity for impairment evaluation purposes.

Automobile loans

Effective January 1, 2010, Huntington consolidated an automobile loan securitization that previously had been accounted for as an off-balance sheet transaction. As a result, Huntington elected to account for the automobile loan receivables and the associated notes payable at fair value per guidance supplied in ASC 825, “Financial Instruments”. The automobile loan receivables are classified as Level 3. The key assumptions used to determine the fair value of the automobile loan receivables included projections of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rate spreads. Certain interest rates are available from similarly traded securities while other interest rates are developed internally based on similar asset-backed security transactions in the market.

MSRs

MSRs do not trade in an active market with readily observable prices. Accordingly, the fair value of these assets is classified as Level 3. Huntington determines the fair value of MSRs using an income approach model based upon our month-end interest rate curve and prepayment assumptions. The model, which is operated and maintained by a third party, utilizes assumptions to estimate future net servicing income cash flows, including estimates of time decay, payoffs, and changes in valuation inputs and assumptions. Servicing brokers and other sources of information (e.g. discussion with other mortgage servicers and industry surveys) are used to obtain information on market practice and assumptions. On at least a quarterly basis, third party marks are obtained from at least one service broker. Huntington reviews the valuation assumptions against this market data for reasonableness and adjusts the assumptions if deemed appropriate. Any recommended change in assumptions and / or inputs are presented for review to the Mortgage Price Risk Subcommittee for final approval.

Derivatives

Derivatives classified as Level 1 consist of exchange traded options and forward commitments to deliver mortgage-backed securities which are valued using quoted prices. Asset and liability conversion swaps and options, and interest rate caps are classified as Level 2. These derivative positions are valued using a discounted cash flow method that incorporates current market interest rates. Derivatives classified as Level 3 consist primarily of interest rate lock agreements related to mortgage loan commitments. The determination of fair value includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption. A significant increase or decrease in the external market price would result in a significantly higher or lower fair value measurement.

Securitization trust notes payable

Consists of certain securitization trust notes payable related to the automobile loan receivables measured at fair value. The notes payable are classified as Level 2 and are valued based on interest rates for similar financial instruments.

Assets and Liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis at March 31, 2012, December 31, 2011, and March 31, 2011 are summarized below:

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	March 31, 2012
Assets
Loans held for sale	$—	$309,307	$—	$—	$309,307

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	4,651	—	—	4,651
Federal agencies: Other agencies	—	—	—	—	—
Municipal securities	—	21,747	—	—	21,747
Other securities	33,054	211	—	—	33,265
	33,054	26,609	—	—	59,663

Available-for-sale and other securities:
U.S. Treasury securities	64,640	—	—	—	64,640
Federal agencies: Mortgage-backed	—	5,264,508	—	—	5,264,508
TLGP securities	—	—	—	—	—
Federal agencies: Other agencies	—	683,806	—	—	683,806
Municipal securities	—	305,759	85,447	—	391,206
Private-label CMO	—	—	70,231	—	70,231
Asset-backed securities	—	996,872	125,696	—	1,122,568
Covered bonds	—	401,856	—	—	401,856
Corporate debt	—	560,820	—	—	560,820
Other securities	54,910	3,885	—	—	58,795
	119,550	8,217,506	281,374	—	8,618,430

Automobile loans	—	—	250,774	—	250,774

MSRs	—	—	62,454	—	62,454

Derivative assets	6,043	416,126	7,956	(82,468)	347,657

Liabilities
Securitization trust notes payable	—	76,691	—	—	76,691

Derivative liabilities	7,189	233,228	513	(4,002)	236,928

Other liabilities	—	1,474	—	—	1,474

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	December 31, 2011
Assets
Mortgage loans held for sale	$—	$343,588	$—	$—	$343,588

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	5,541	—	—	5,541
Federal agencies: Other agencies	—	—	—	—	—
Municipal securities	—	8,147	—	—	8,147
Other securities	32,085	126	—	—	32,211
	32,085	13,814	—	—	45,899

Available-for-sale and other securities:
U.S. Treasury securities	53,204	—	—	—	53,204
Federal agencies: Mortgage-backed	—	4,464,892	—	—	4,464,892
TLGP securities	—	—	—	—	—
Federal agencies: Other agencies	—	735,544	—	—	735,544
Municipal securities	—	312,634	95,092	—	407,726
Private-label CMO	—	—	72,364	—	72,364
Asset-backed securities	—	845,390	121,698	—	967,088
Covered bonds	—	504,045	—	—	504,045
Corporate debt	—	528,883	—	—	528,883
Other securities	53,619	4,134	—	—	57,753
	106,823	7,395,522	289,154	—	7,791,499

Automobile loans	—	—	296,250	—	296,250

MSRs	—	—	65,001	—	65,001

Derivative assets	4,886	485,428	6,770	(94,082)	403,002

Liabilities
Securitization trust notes payable	—	123,039	—	—	123,039

Derivative liabilities	12,245	246,132	6,939	—	265,316

Other liabilities	—	751	—	—	751

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	March 31, 2011
Assets
Mortgage loans held for sale	$—	$162,768	$—	$—	$162,768

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	8,883	—	—	8,883
Federal agencies: Other agencies	—	49,742	—	—	49,742
Municipal securities	—	27,398	—	—	27,398
Other securities	75,610	2,856	—	—	78,466
	75,610	88,879	—	—	164,489

Available-for-sale and other securities:
U.S. Treasury securities	51,453	—	—	—	51,453
Federal agencies: Mortgage-backed	—	4,971,085	—	—	4,971,085
TLGP securities	—	157,196	—	—	157,196
Federal agencies: Other agencies	—	1,283,510	—	—	1,283,510
Municipal securities	—	304,871	135,276	—	440,147
Private-label CMO	—	—	115,546	—	115,546
Asset-backed securities	—	813,487	165,599	—	979,086
Covered bonds	—	545,069	—	—	545,069
Corporate debt	—	409,032	—	—	409,032
Other securities	52,218	9,635	—	—	61,853
	103,671	8,493,885	416,421	—	9,013,977

Automobile loans	—	—	458,851	—	458,851

MSRs	—	—	119,207	—	119,207

Derivative assets	4,113	294,166	2,996	(50,070)	251,205

Liabilities
Securitization trust notes payable	—	294,905	—	—	294,905

Derivative liabilities	4,748	183,993	3,828	—	192,569

Other liabilities	8,408	—	—	—	8,408

(1) Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.

The tables below present a rollforward of the balance sheet amounts for the three-month periods ended March 31, 2012 and 2011, for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

	Level 3 Fair Value Measurements
	Three Months Ended March 31, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$65,001	$(169)	$95,092	$72,364	$121,698	$296,250
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(2,547)	725	—	(990)	(176)	(92)
Included in OCI	—	—	—	4,173	7,793	—
Purchases	—	—	—	—	—	—
Sales	—	—	—	—	—	—
Repayments	—	—	—	—	—	(45,384)
Issues	—	—	—	—	—	—
Settlements	—	6,887	(9,645)	(5,316)	(3,619)	—
Closing balance	$62,454	$7,443	$85,447	$70,231	$125,696	$250,774

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(2,547)	$559	$—	$(4,178)	$(7,793)	$(92)

	Level 3 Fair Value Measurements
	Three Months Ended March 31, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$125,679	$966	$149,806	$121,925	$162,684	$522,717
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(6,472)	(1,704)	—	(442)	(3,270)	(2,511)
Included in OCI	—	—	—	3,727	10,297	—
Purchases	—	—	—	—	—	—
Sales	—	—	—	—	—	—
Repayments	—	—	—	—	—	(61,355)
Issues	—	—	—	—	—	—
Settlements	—	(94)	(14,530)	(9,664)	(4,112)	—
Closing balance	$119,207	$(832)	$135,276	$115,546	$165,599	$458,851

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(6,472)	$(1,798)	$—	$3,727	$10,297	$(2,511)

The table below summarizes the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the three-month periods ended March 31, 2012 and 2011:

	Level 3 Fair Value Measurements
	Three Months Ended March 31, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(2,547)	$1,393	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(1,237)	—	—
Interest and fee income	—	—	—	247	(176)	(2,024)
Noninterest income	—	(668)	—	—	—	1,932
Total	$(2,547)	$725	$—	$(990)	$(176)	$(92)

	Level 3 Fair Value Measurements
	Three Months Ended March 31, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(6,472)	$(1,704)	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(788)	(3,377)	—
Interest and fee income	—	—	—	346	107	(2,439)
Noninterest income	—	—	—	—	—	(72)
Total	$(6,472)	$(1,704)	$—	$(442)	$(3,270)	$(2,511)

Assets and liabilities under the fair value option

Huntington has elected the fair value option for certain loans in the held for sale portfolio. The following table presents the fair value and aggregate principal balance of loans held for sale under the fair value option.

	March 31,	December 31,	March 31,
(dollar amounts in thousands)	2012	2011	2011
Fair value	$309,307	$343,588	$162,768
Aggregate outstanding principal balance	299,406	328,641	157,883

The following tables present the net gains (losses) from fair value changes, including net gains (losses) associated with instrument specific credit risk for the three-month periods ended March 31, 2012 and 2011.

	Net gains (losses) from fair value changes
	Three Months Ended
	March 31,
(dollar amounts in thousands)	2012	2011

Assets
Mortgage loans held for sale	$(4,895)	$6,073
Automobile loans	(93)	(2,511)
Liabilities
Securitization trust notes payable	(1,344)	(2,249)

	Gains (losses) included
	in fair value changes associated
	with instrument specific credit risk
	Three Months Ended
	March 31,
(dollar amounts in thousands)	2012	2011
Assets
Automobile loans	$566	$107

Assets and Liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. These assets and liabilities are not measured at fair value on an on-going basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. At March 31, 2012, assets measured at fair value on a nonrecurring basis were as follows:

Fair Value Measurements Using
		Quoted Prices	Significant	Significant	Total
		In Active	Other	Other	Gains/(Losses)
		Markets for	Observable	Unobservable	For the Three
	Fair Value at	Identical Assets	Inputs	Inputs	Months Ended
(dollar amounts in thousands)	March 31, 2012	(Level 1)	(Level 2)	(Level 3)	March 31, 2012
Impaired loans	$7,327	$—	$—	$7,327	$(2,069)
Accrued income and other assets	48,747	—	—	48,747	$(543)

Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment when establishing the ACL. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. Appraisals are generally obtained to support the fair value of the collateral and incorporate measures such as recent sales prices for comparable properties and cost of construction. In cases where the carrying value exceeds the fair value of the collateral less cost to sell, an impairment charge is recognized. At March 31, 2012, Huntington identified $7.3 million of impaired loans for which the fair value is recorded based upon collateral value. For the three-month period ended March 31, 2012, nonrecurring fair value impairment of $2.1 million was recorded within the provision for credit losses.

Other real estate owned properties are initially valued based on appraisals and third party price opinions, less estimated selling costs. At March 31, 2012, Huntington had $48.7 million of OREO assets. For the three-month period ended March 31, 2012, fair value losses of $0.5 million were recorded within noninterest expense.

Significant unobservable inputs for assets and liabilities measured at fair value on a recurring and nonrecurring basis

The table below presents quantitative information about the significant unobservable inputs for assets and liabilities measured at fair value on a recurring and nonrecurring basis at March 31, 2012.

Quantitative Information about Level 3 Fair Value Measurements
			Significant
(dollar amounts in thousands,	Fair Value at	Valuation	Unobservable	Range
except net costs to service)	March 31, 2012	Technique	Input	(Weighted Average)
MSRs	$62,454	Discounted cash flow	Constant prepayment rate (CPR)	8% - 35% (18%)
			Option Adjusted Spread (OAS)	-856 - 4,375 (654)
			Net costs to service	$10 - $107 ($35)

Derivative assets	7,956	Consensus Pricing	Net market price	-4.4% - 12.9% (1.7%)
Derivative liabilities	513		Estimated Pull thru %	50% - 90% (76%)

Municipal securities	85,447	Discounted cash flow	Discount rate	0.6% - 7.0% (2.4%)

Private-label CMO	70,231	Discounted cash flow	Discount rate	3.6% - 10.5% (7.6%)
			Constant prepayment rate (CPR)	0.8% - 26.7% (12.1%)
			Probability of default	0.0% - 13.0% (2.1%)
			Loss Severity	5.0% - 100% (31.5%)

Asset-backed securities	125,696	Discounted cash flow	Discount rate	5.5% - 16.5% (9.4%)
			Constant prepayment rate (CPR)	5.1% - 9.8% (6.2%)
			Cumulative prepayment rate	0.0% - 100% (4.3%)
			Constant default	0.3% - 4.1% (2.8%)
			Cumulative default	1.1% - 100% (21.3%)
			Loss given default	85% - 100% (93.0%)
			Cure given deferral	0.0% - 100% (40.7%)
			Loss severity	20.0% - 75.0% (63.5%)

Automobile loans	250,774	Discounted cash flow	Absolute prepayment speed (ABS)	1.3%
			Discount rate	1.0% - 9.0% (3.8%)
			Life of pool cumulative losses	2.4%

Impaired loans	7,327	Appraisal value	NA	NA

Other real estate owned	48,747	Appraisal value	NA	NA

Fair values of financial instruments

The following table provides the carrying amounts and estimated fair values of Huntington’s financial instruments that are carried either at fair value or cost at March 31, 2012, December 31, 2011, and March 31, 2011:

	March 31, 2012		December 31, 2011		March 31, 2011
	Carrying	Fair	Carrying	Fair	Carrying	Fair
(dollar amounts in thousands)	Amount	Value	Amount	Value	Amount	Value
Financial Assets:
Cash and short-term assets	$1,263,190	$1,263,190	$1,206,911	$1,206,911	$1,338,819	$1,338,819
Trading account securities	59,663	59,663	45,899	45,899	164,489	164,489
Loans held for sale	310,383	310,383	1,618,391	1,638,276	164,282	164,282
Available-for-sale and other securities	8,909,733	8,909,733	8,078,014	8,078,014	9,322,434	9,322,434
Held-to-maturity securities	621,798	642,871	640,551	660,186	—	—
Net loans and direct financing leases	39,765,473	38,347,021	37,958,955	36,669,829	37,112,610	35,782,739
Derivatives	347,657	347,657	403,002	403,002	251,205	251,205

Financial Liabilities:
Deposits	(45,008,964)	(45,116,447)	(43,279,625)	(43,406,125)	(41,366,487)	(41,554,364)
Short-term borrowings	(1,504,086)	(1,487,965)	(1,441,092)	(1,429,717)	(2,051,258)	(2,012,436)
Federal Home Loan Bank advances	(56,938)	(56,938)	(362,972)	(362,972)	(21,379)	(21,379)
Other long-term debt	(1,058,167)	(1,059,824)	(1,231,517)	(1,232,975)	(1,900,555)	(1,914,565)
Subordinated notes	(1,494,263)	(1,424,931)	(1,503,368)	(1,410,392)	(1,487,566)	(1,406,068)
Derivatives	(236,928)	(236,928)	(265,316)	(265,316)	(192,569)	(192,569)

The following table presents the level in the fair value hierarchy for the estimated fair values of only Huntington’s financial instruments that are not already on the Unaudited Condensed Consolidated Balance Sheets at fair value at March 31, 2012, December 31, 2011, and March 31, 2011:

	Estimated Fair Value Measurements at Reporting Date Using			Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	March 31, 2012

Financial Assets
Loans held for sale	$—	$—	$—	$—
Held-to-maturity securities	—	642,871	—	642,871
Net loans and direct financing leases	—	—	37,575,683	37,575,683
Financial liabilities
Deposits	—	(36,216,305)	(8,187,600)	(44,403,905)
Short-term borrowings	—	—	(1,487,965)	(1,487,965)
Other long-term debt	—	(829,353)	(153,780)	(983,133)
Subordinated notes	—	—	(1,424,931)	(1,424,931)

	Fair Value Measurements at Reporting Date Using			Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	December 31, 2011

Financial Assets
Loans held for sale	$—	$—	$1,291,755	$1,291,755
Held-to-maturity securities	—	660,186	—	660,186
Net loans and direct financing leases	—	—	36,373,579	36,373,579
Financial liabilities
Deposits	—	(35,049,194)	(8,356,931)	(43,406,125)
Short-term borrowings	—	—	(1,429,717)	(1,429,717)
Other long-term debt	—	(937,959)	(171,977)	(1,109,936)
Subordinated notes	—	—	(1,410,392)	(1,410,392)

	Fair Value Measurements at Reporting Date Using			Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	March 31, 2011

Financial Assets
Loans held for sale	$—	$—	$—	$—
Held-to-maturity securities	—	—	—	—
Net loans and direct financing leases	—	—	35,323,888	35,323,888
Financial liabilities
Deposits	—	(31,084,419)	(10,469,945)	(41,554,364)
Short-term borrowings	—	—	(2,012,436)	(2,012,436)
Other long-term debt	—	(1,353,467)	(266,193)	(1,619,660)
Subordinated notes	—	—	(1,406,068)	(1,406,068)

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, FHLB advances, and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters-of-credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of ASC Topic 820.

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and nonmortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not included above. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by Management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Held-to-maturity securities

Fair values are determined by using models that are based on security-specific details, as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, and interest rate spreads on relevant benchmark securities.

Loans and direct financing leases

Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the marketplace.

Deposits

Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt

Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.

14. Derivative Financial Instruments

Derivative financial instruments are recorded in the Unaudited Condensed Consolidated Balance Sheet as either an asset or a liability (in accrued income and other assets or accrued expenses and other liabilities, respectively) and measured at fair value.

Derivatives used in Asset and Liability Management Activities

A variety of derivative financial instruments, principally interest rate swaps, caps, floors, and collars are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. Huntington records derivatives at fair value, as further described in Note 13. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counterparty credit risk. At March 31, 2012, December 31, 2011, and March 31, 2011, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $18.1 million, $36.4 million, and $37.2 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

At March 31, 2012, Huntington pledged $235.2 million of investment securities and cash collateral to counterparties, while other counterparties pledged $123.2 million of investment securities and cash collateral to Huntington to satisfy collateral netting agreements. In the event of credit downgrades, Huntington could be required to provide $1.1 million of additional collateral.

The following table presents the gross notional values of derivatives used in Huntington’s asset and liability management activities at March 31, 2012, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(dollar amounts in thousands )	Hedges	Hedges	Total
Instruments associated with:
Loans	$—	$8,015,000	$8,015,000
Investment securities	—	50,000	50,000
Deposits	988,912	—	988,912
Subordinated notes	598,000	—	598,000
Other long-term debt	35,000	—	35,000
Total notional value at March 31, 2012	$1,621,912	$8,065,000	$9,686,912

The following table presents additional information about the interest rate swaps used in Huntington’s asset and liability management activities at March 31, 2012:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(dollar amounts in thousands )	Value	(years)	Value	Receive	Pay
Asset conversion swaps - receive fixed - generic	$8,065,000	2.6	$24,649	1.17%	0.56%
Total asset conversion swaps	8,065,000	2.6	24,649	1.17	0.56
Liability conversion swaps
Liability conversion swaps - receive fixed - generic	1,591,912	3.3	102,720	2.53	0.57
Liability conversion swaps - receive fixed - callable	30,000	8.5	232	2.98	0.23
Total liability conversion swaps	1,621,912	3.4	102,952	2.54	0.57
Total swap portfolio	$9,686,912	2.7	$127,601	1.40%	0.56%

These derivative financial instruments were entered into for the purpose of managing the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amounts resulted in an increase to net interest income of $24.7 million and $33.9 million for the three-month periods ended March 31, 2012, and 2011, respectively.

In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $0.8 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $0.8 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

In connection with the sale of Huntington's Class B Visa® shares, Huntington entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of Class B shares resulting from the Visa® litigation. At March 31, 2012, the fair value of the swap liability of $0.4 million is an estimate of the exposure liability based upon Huntington’s assessment of the probability-weighted potential Visa® litigation losses and certain fixed payments required to be made through the term of the swap.

The following table presents the fair values at March 31, 2012, December 31, 2011, and March 31, 2011 of Huntington’s derivatives that are designated and not designated as hedging instruments. Amounts in the table below are presented gross without the impact of any net collateral arrangements.

Asset derivatives included in accrued income and other assets:

	March 31,	December 31,	March 31,
(dollar amounts in thousands)	2012	2011	2011
Interest rate contracts designated as hedging instruments	$127,601	$175,932	$68,385
Interest rate contracts not designated as hedging instruments	288,525	309,496	225,781
Foreign exchange contracts not designated as hedging instruments	5,178	4,885	3,450
Total contracts	$421,304	$490,313	$297,616

Liability derivatives included in accrued expenses and other liabilities

	March 31,	December 31,	March 31,
(dollar amounts in thousands)	2012	2011	2011
Interest rate contracts designated as hedging instruments	$—	$—	$384
Interest rate contracts not designated as hedging instruments	233,673	252,962	187,155
Foreign exchange contracts not designated as hedging instruments	4,697	4,318	3,491
Total contracts	$238,370	$257,280	$191,030

Fair value hedges are purchased to convert deposits and subordinated and other long-term debt from fixed-rate obligations to floating rate. The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item.

The following table presents the change in fair value for derivatives designated as fair value hedges as well as the offsetting change in fair value on the hedged item for the three-month periods ended March 31, 2012 and 2011:

	Three Months Ended
	March 31,
(dollar amounts in thousands)	2012	2011
Interest rate contracts
Change in fair value of interest rate swaps hedging deposits (1)	$533	$(5,760)
Change in fair value of hedged deposits (1)	(594)	5,520
Change in fair value of interest rate swaps hedging subordinated notes (2)	(8,758)	(9,154)
Change in fair value of hedged subordinated notes (2)	8,758	9,154
Change in fair value of interest rate swaps hedging other long-term debt (2)	(347)	(579)
Change in fair value of hedged other long-term debt (2)	347	579

(1) Effective portion of the hedging relationship is recognized in Interest expense - deposits in the Unaudited Condensed Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

(2) Effective portion of the hedging relationship is recognized in Interest expense - subordinated notes and other long-term debt in the Unaudited Condensed Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to a fixed-rate debt. This reduces the potentially adverse impact of increases in interest rates on future interest expense. Other LIBOR-based commercial and industrial loans as well as investment securities were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of OCI in the Unaudited Condensed Consolidated Statements of Shareholders’ Equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in noninterest income.

The following table presents the gains and (losses) recognized in OCI and the location in the Unaudited Condensed Consolidated Statements of Income of gains and (losses) reclassified from OCI into earnings for the three-month periods ended March 31, 2012 and 2011 for derivatives designated as effective cash flow hedges:

Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in OCI on derivatives (effective portion)		Location of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)	Amount of (gain) or loss reclassified from accumulated OCI into earnings (effective portion)
	Three Months Ended			Three Months Ended
	March 31,			March 31,
(dollar amounts in thousands)	2012	2011		2012	2011
Interest rate contracts
Loans	$(25,827)	$(25,143)	Interest and fee income - loans and leases	$24,786	$16,504
Investment Securities	35	—	Interest and fee income - investment securities	—	—
FHLB Advances	—	—	Interest expense - subordinated notes and other long-term debt	—	—
Deposits	—	—	Interest expense - deposits	—	—
Subordinated notes	—	—	Interest expense - subordinated notes and other long-term debt	7	7
Other long term debt	—	—	Interest expense - subordinated notes and other long-term debt	—	—
Total	$(25,792)	$(25,143)		$24,793	$16,511

During the next twelve months, Huntington expects to reclassify to earnings $45.0 million of after-tax unrealized gains on cash flow hedging derivatives currently in OCI.

The following table details the gains and (losses) recognized in noninterest income on the ineffective portion on interest rate contracts for derivatives designated as cash flow hedges for the three-month periods ended March 31, 2012 and 2011.

	Three Months Ended
	March 31,
(dollar amounts in thousands)	2012	2011

Derivatives in cash flow hedging relationships
Interest rate contracts
Loans	14	465
FHLB Advances	—	—

Derivatives used in trading activities

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.

The net fair values of these derivative financial instruments, for which the gross amounts are included in accrued income and other assets or accrued expenses and other liabilities at March 31, 2012, December 31, 2011, and March 31, 2011, were $55.3 million, $53.2 million, and $46.2 million, respectively. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $11.0 billion, $10.6 billion, and $9.6 billion at March 31, 2012, December 31, 2011, and March 31, 2011, respectively. Huntington’s credit risks from interest rate swaps used for trading purposes were $288.5 million, $309.5 million, and $225.8 million at the same dates, respectively.

Derivatives used in mortgage banking activities

Huntington also uses certain derivative financial instruments to offset changes in value of its MSRs. These derivatives consist primarily of forward interest rate agreements and forward mortgage securities. The derivative instruments used are not designated as hedges. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The following table summarizes the derivative assets and liabilities used in mortgage banking activities:

	March 31,	December 31,	March 31,
(dollar amounts in thousands)	2012	2011	2011

Derivative assets:
Interest rate lock agreements	$7,956	$6,770	$2,996
Forward trades and options	865	1	663
Total derivative assets	8,821	6,771	3,659
Derivative liabilities:
Interest rate lock agreements	(68)	(109)	(282)
Forward trades and options	(2,492)	(7,927)	(1,257)
Total derivative liabilities	(2,560)	(8,036)	(1,539)
Net derivative asset (liability)	$6,261	$(1,265)	$2,120

The total notional value of these derivative financial instruments at March 31, 2012, December 31, 2011, and March 31, 2011, was $2.1 billion, $1.7 billion, and $2.4 billion, respectively. The total notional amount at March 31, 2012, corresponds to trading assets with a fair value of $3.1 million and trading liabilities with a fair value of $2.8 million. Total MSR hedging gains and (losses) for the three-month periods ended March 31, 2012 and 2011, were $(2.2) million and $(4.2) million, respectively. Included in total MSR hedging gains and losses for the three-month periods ended March 31, 2012 and 2011 were gains and (losses) related to derivative instruments of $(2.3) million and $(3.7) million, respectively. These amounts are included in mortgage banking income in the Unaudited Condensed Consolidated Statements of Income.

15. VIEs

Consolidated VIEs

Consolidated VIEs at March 31, 2012, consisted of certain loan securitization trusts. Loan securitizations include automobile loan and lease securitization trusts formed in 2009, 2008, and 2006. Huntington has determined the trusts are VIEs. Huntington has concluded that it is the primary beneficiary of these trusts because it has the power to direct the activities of the entity that most significantly affect the entity's economic performance and it has either the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The following tables present the carrying amount and classification of the consolidated trusts’ assets and liabilities that were included in the Unaudited Condensed Consolidated Balance Sheets at March 31, 2012, December 31, 2011, and March 31, 2011:

	March 31, 2012
	2009	2008	2006	Other
	Automobile	Automobile	Automobile	Consolidated
(dollar amounts in thousands)	Trust	Trust	Trust	Trusts	Total
Assets:
Cash	$19,178	$12,854	$54,521	$—	$86,553
Loans and leases	250,774	101,367	601,736	—	953,877
Allowance for loan and lease losses	—	(770)	(4,573)	—	(5,343)
Net loans and leases	250,774	100,597	597,163	—	948,534
Accrued income and other assets	1,014	427	2,334	338	4,113
Total assets	$270,966	$113,878	$654,018	$338	$1,039,200
Liabilities:
Other long-term debt	$76,691	$—	$225,236	$—	$301,927
Accrued interest and other liabilities	194	—	56	338	588
Total liabilities	$76,885	$—	$225,292	$338	$302,515

	December 31, 2011
	2009	2008	2006	Other
	Automobile	Automobile	Automobile	Consolidated
(dollar amounts in thousands)	Trust	Trust	Trust	Trusts	Total
Assets:
Cash	$18,212	$12,722	$52,325	$—	$83,259
Loans and leases	296,250	131,563	704,345	—	1,132,158
Allowance for loan and lease losses	—	(1,118)	(5,987)	—	(7,105)
Net loans and leases	296,250	130,445	698,358	—	1,125,053
Accrued income and other assets	1,692	610	2,959	1,117	6,378
Total assets	$316,154	$143,777	$753,642	$1,117	$1,214,690
Liabilities:
Other long-term debt	$123,039	$18,230	$333,644	$—	$474,913
Accrued interest and other liabilities	298	40	88	419	845
Total liabilities	$123,337	$18,270	$333,732	$419	$475,758

	March 31, 2011
	2009	2008	2006	Other
	Automobile	Automobile	Automobile	Consolidated
(dollar amounts in thousands)	Trust	Trust	Trust	Trusts	Total
Assets:
Cash	$26,724	$20,876	$69,902	$—	$117,502
Loans and leases	458,851	245,332	1,057,647	—	1,761,830
Allowance for loan and lease losses	—	(2,134)	(9,202)	—	(11,336)
Net loans and leases	458,851	243,198	1,048,445	—	1,750,494
Accrued income and other assets	2,087	1,041	4,297	5,971	13,396
Total assets	$487,662	$265,115	$1,122,644	$5,971	$1,881,392
Liabilities:
Other long-term debt	$294,905	$103,002	$746,421	$—	$1,144,328
Accrued interest and other liabilities	590	214	173	5,100	6,077
Total liabilities	$295,495	$103,216	$746,594	$5,100	$1,150,405

The automobile loans and leases were designated to repay the securitized notes. Huntington services the loans and leases and uses the proceeds from principal and interest payments to pay the securitized notes during the amortization period. Huntington has not provided financial or other support that was not previously contractually required.

Unconsolidated VIEs

The following tables provide a summary of the assets and liabilities included in Huntington’s Unaudited Condensed Consolidated Financial Statements, as well as the maximum exposure to losses, associated with its’ interests related to unconsolidated VIEs for which Huntington holds an interest, but is not the primary beneficiary, to the VIE at March 31, 2012, December 31, 2011, and March 31, 2011:

	March 31, 2012
(dollar amounts in thousands)	Total Assets	Total Liabilities	Maximum Exposure to Loss

2012 Automobile Trust	$19,202	$—	$19,202
2011 Automobile Trust	11,578	—	11,578
Tower Hill Securities, Inc.	89,528	65,000	89,528
Trust-Preferred Securities	17,364	554,417	—
Low Income Housing Tax Credit Partnerships	376,231	152,711	376,231
Total	$513,903	$772,128	$496,539

	December 31, 2011
(dollar amounts in thousands)	Total Assets	Total Liabilities	Maximum Exposure to Loss

2011 Automobile Trust	$13,377	$—	$13,377
Tower Hill Securities, Inc.	90,514	65,000	90,514
Trust-Preferred Securities	17,364	554,496	—
Low Income Housing Tax Credit Partnerships	376,098	157,754	376,098
Total	$497,353	$777,250	$479,989

	March 31, 2011
(dollar amounts in thousands)	Total Assets	Total Liabilities	Maximum Exposure to Loss

Tower Hill Securities, Inc.	$89,256	$65,000	$89,256
Trust-Preferred Securities	17,519	592,542	—
Low Income Housing Tax Credit Partnerships	313,736	141,287	313,736
Total	$420,511	$798,829	$402,992

2012 AUTOMOBILE TRUST and 2011 AUTOMOBILE TRUST

During the 2012 first quarter and 2011 third quarter, we transferred automobile loans totaling $1.3 billion and $1.0 billion, respectively, to trusts in securitization transactions. The securitizations and the resulting sale of all underlying securities qualified for sale accounting. Huntington has concluded that it is not the primary beneficiary of these trusts because it has neither the obligation to absorb losses of the entities that could potentially be significant to the VIEs nor the right to receive benefits from the entities that could potentially be significant to the VIEs. Huntington is not required and does not currently intend to provide any additional financial support to the trusts. Investors and creditors only have recourse to the assets held by the trusts. The interest Huntington holds in the VIEs relates to servicing rights which are included within accrued income and other assets of Huntington’s Unaudited Condensed Consolidated Balance Sheets. The maximum exposure to loss is equal to the carrying value of the servicing asset.

TOWER HILL SECURITIES, INC.

In 2010, we transferred approximately $92.1 million of municipal securities, $86.0 million in Huntington Preferred Capital, Inc. (Real Estate Investment Trust) Class E Preferred Stock and cash of $6.1 million to Tower Hill Securities, Inc. in exchange for $184.1 million of Common and Preferred Stock of Tower Hill Securities, Inc. The municipal securities and the REIT Shares will be used to satisfy $65.0 million of mandatorily redeemable securities issued by Tower Hill Securities, Inc. and are not available to satisfy the general debts and obligations of Huntington or any consolidated affiliates. The transfer was recorded as a secured financing. Interests held by Huntington consist of municipal securities within available for sale and other securities and Series B preferred securities within other long term debt of Huntington’s Unaudited Condensed Consolidated Balance Sheets. The maximum exposure to loss is equal to the carrying value of the municipal securities.

TRUST-PREFERRED SECURITIES

Huntington has certain wholly-owned trusts whose assets, liabilities, equity, income, and expenses are not included within Huntington’s Unaudited Condensed Consolidated Financial Statements. These trusts have been formed for the sole purpose of issuing trust-preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s Unaudited Condensed Consolidated Balance Sheet as subordinated notes. The trust securities are the obligations of the trusts, and as such, are not consolidated within Huntington’s Unaudited Condensed Consolidated Financial Statements. A list of trust-preferred securities outstanding at March 31, 2012, follows:

			Principal amount of	Investment in
			subordinated note/	unconsolidated
(dollar amounts in thousands)	Rate		debenture issued to trust (1)	subsidiary
Huntington Capital I	1.25	% (2)	$111,816	$6,186
Huntington Capital II	1.10	(3)	54,593	3,093
Huntington Capital III	6.69		114,109	10
BancFirst Ohio Trust Preferred	8.54		23,177	619
Sky Financial Capital Trust I	8.56		64,122	1,856
Sky Financial Capital Trust II	3.51	(4)	30,929	929
Sky Financial Capital Trust III	1.98	(5)	72,165	2,165
Sky Financial Capital Trust IV	1.98	(5)	77,320	2,320
Prospect Trust I	3.82	(6)	6,186	186
Total			$554,417	$17,364

(1) Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.

(2) Variable effective rate at March 31, 2012, based on three month LIBOR + 0.70.

(3) Variable effective rate at March 31, 2012, based on three month LIBOR + 0.625.

(4) Variable effective rate at March 31, 2012, based on three month LIBOR + 2.95.

(5) Variable effective rate at March 31, 2012, based on three month LIBOR + 1.40.

(6) Variable effective rate at March 31, 2012, based on three month LIBOR + 3.25.

Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate. Huntington has the right to defer payment of interest on the debentures at any time, or from time-to-time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the related debentures. During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted. Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts. The guarantee ranks subordinate and junior in right of payment to all indebtedness of the Company to the same extent as the junior subordinated debt. The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Huntington.

LOW INCOME HOUSING TAX CREDIT PARTNERSHIPS

Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings, and to assist in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development, and operation of multi family housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity.

Huntington is a limited partner in each Low Income Housing Tax Credit Partnership. A separate unrelated third party is the general partner. Each limited partnership is managed by the general partner, who exercises full and exclusive control over the affairs of the limited partnership. The general partner has all the rights, powers and authority granted or permitted to be granted to a general partner of a limited partnership under the Ohio Revised Uniform Limited Partnership Act. Duties entrusted to the general partner of each limited partnership include, but are not limited to: investment in operating companies, company expenditures, investment of excess funds, borrowing funds, employment of agents, disposition of fund property, prepayment and refinancing of liabilities, votes and consents, contract authority, disbursement of funds, accounting methods, tax elections, bank accounts, insurance, litigation, cash reserve, and use of working capital reserve funds. Except for limited rights granted to consent to certain transactions, the limited partner(s) may not participate in the operation, management, or control of the limited partnership's business, transact any business in the limited partnership's name or have any power to sign documents for or otherwise bind the limited partnership. In addition, the general partner may only be removed by the limited partner(s) in the event the general partner fails to comply with the terms of the agreement and/or is negligent in performing its duties.

Huntington believes the general partner of each limited partnership has the power to direct the activities which most significantly affect the performance of each partnership, therefore, Huntington has determined that it is not the primary beneficiary of any LIHTC partnership. Huntington uses the equity or effective yield method to account for its investments in these entities. These investments are included in accrued income and other assets. At March 31, 2012, December 31, 2011, and March 31, 2011, Huntington had net investment commitments of $376.2 million, $376.1 million, and $313.7 million, respectively, of which $334.9 million, $322.5 million, and $259.1 million, respectively, were funded. The unfunded portion is included in accrued expenses and other liabilities.

16. Commitments and Contingent Liabilities

Commitments to extend credit

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the Unaudited Condensed Consolidated Financial Statements. The contractual amounts of these financial agreements at March 31, 2012, December 31, 2011, and March 31, 2011, were as follows:

	March 31,	December 31,	March 31,
(dollar amounts in millions)	2012	2011	2011

Contract amount represents credit risk:
Commitments to extend credit
Commercial	$8,402	$8,006	$6,233
Consumer	6,083	5,904	5,552
Commercial real estate	564	610	554
Standby letters-of-credit	530	586	580

Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.

Standby letters-of-credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $1.5 million, $1.6 million, and $1.7 million at March 31, 2012, December 31, 2011, and March 31, 2011, respectively.

Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters-of-credit. When it is probable that a standby letter-of-credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses. At March 31, 2012, Huntington had $530 million of standby letters-of-credit outstanding, of which 80% were collateralized. Included in this $530 million total are letters-of-credit issued by the Bank that support securities that were issued by customers and remarketed by The Huntington Investment Company, the Company’s broker-dealer subsidiary.

Huntington uses an internal grading system to assess an estimate of loss on its loan and lease portfolio. This same loan grading system is used to monitor credit risk associated with standby letters-of-credit. Under this grading system as of March 31, 2012, approximately $77 million of the standby letters-of-credit were rated strong with sufficient asset quality, liquidity, and good debt capacity and coverage; approximately $385 million were rated average with acceptable asset quality, liquidity, and modest debt capacity; and approximately $68 million were rated substandard with negative financial trends, structural weaknesses, operating difficulties, and higher leverage.

Commercial letters-of-credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The goods or cargo being traded normally secures these instruments.

Commitments to sell loans

Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as loans held for sale. At March 31, 2012, December 31, 2011, and March 31, 2011, Huntington had commitments to sell residential real estate loans of $706.6 million, $629.0 million, and $360.9 million, respectively. These contracts mature in less than one year.

Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city, and foreign jurisdictions. Federal income tax audits have been completed through 2007. The Company has appealed certain proposed adjustments resulting from the IRS examination of the 2006 and 2007 tax returns. Management believes the tax positions taken related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intend to vigorously defend them. In 2011, Management entered into discussions with the Appeals Division of the IRS. It is possible the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs. However, although no assurance can be given, Management believes the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position. In the 2011 third quarter, the IRS began its examination of our 2008 and 2009 consolidated federal income tax returns. Various state and other jurisdictions remain open to examination for tax years 2005 and forward.

Huntington accounts for uncertainties in income taxes in accordance with ASC 740, Income Taxes. At March 31, 2012, Huntington had gross unrecognized tax benefits of $11.9 million in income tax liability related to tax positions. Total interest accrued on the unrecognized tax benefits was $2.4 million as of March 31, 2012. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. However, any ultimate settlement is not expected to be material to the Unaudited Condensed Consolidated Financial Statements as a whole. Huntington recognizes interest and penalties on income tax assessments or income tax refunds in the financial statements as a component of its provision for income taxes. Huntington does not anticipate the total amount of gross unrecognized tax benefits to significantly change within the next 12 months.

Litigation

The nature of Huntington’s business ordinarily results in a certain amount of claims, litigation, investigations, and legal and administrative cases and proceedings, all of which are considered incidental to the normal conduct of business. When the Company determines it has meritorious defenses to the claims asserted, it vigorously defends itself. The Company will consider settlement of cases when, in Management’s judgment, it is in the best interests of both the Company and its shareholders to do so.

On at least a quarterly basis, Huntington assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. For matters where it is probable the Company will incur a loss and the amount can be reasonably estimated, Huntington establishes an accrual for the loss. Once established, the accrual is adjusted as appropriate to reflect any relevant developments. For matters where a loss is not probable or the amount of the loss cannot be estimated, no accrual is established.

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes an estimate of the aggregate range of reasonably possible losses, in excess of amounts accrued, for current legal proceedings is from $0 to approximately $150.0 million at March 31, 2012. For certain other cases, Management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, Management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

While the final outcome of legal proceedings is inherently uncertain, based on information currently available, advice of counsel, and available insurance coverage, Management believes that the amount it has already accrued is adequate and any incremental liability arising from the Company’s legal proceedings will not have a material negative adverse effect on the Company's consolidated financial position as a whole. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Company’s consolidated financial position in a particular period.

The following supplements the discussion of certain matters previously reported in Item 3 (Legal Proceedings) of the 2011 Form 10-K for events occurring during the first three-month period of 2012:

The Bank is a defendant in three lawsuits, which collectively may be material, arising from its commercial lending, depository, and equipment leasing relationships with Cyberco Holdings, Inc. (Cyberco), based in Grand Rapids, Michigan. In November 2004, the Federal Bureau of Investigation and the IRS raided the Cyberco facilities and Cyberco's operations ceased. An equipment leasing fraud was uncovered, whereby Cyberco sought financing from equipment lessors and financial institutions, including the Bank, allegedly to purchase computer equipment from Teleservices Group, Inc. (Teleservices). Cyberco created fraudulent documentation to close the financing transactions while, in fact, no computer equipment was ever purchased or leased from Teleservices which proved to be a shell corporation.

On June 22, 2007, a complaint in the United States District Court for the Western District of Michigan (District Court) was filed by El Camino Resources, Ltd, ePlus Group, Inc., and Bank Midwest, N.A., all of whom had lending relationships with Cyberco, against the Bank, alleging that Cyberco defrauded plaintiffs and converted plaintiffs' property through various means in connection with the equipment leasing scheme and alleges that the Bank aided and abetted Cyberco in committing the alleged fraud and conversion. The complaint further alleges that the Bank's actions entitle one of the plaintiffs to recover $1.9 million from the Bank as a form of unjust enrichment. In addition, plaintiffs claimed direct damages of approximately $32.0 million and additional consequential damages in excess of $20.0 million. On July 1, 2010, the District Court issued an Opinion and Order adopting in full a federal magistrate's recommendation for summary judgment in favor of the Bank on all claims except the unjust enrichment claim, and a partial summary judgment was entered on July 1, 2010. The Bank requested an opportunity to file a motion for summary judgment on the remaining unjust enrichment claim against it. A motion for reconsideration filed by the plaintiffs regarding the partial summary judgment was denied. Subsequently, in connection with a pre-motion conference, the District Court, in lieu of allowing the Bank to file a summary judgment motion, ordered the case to be tried in April 2012, in a one day bench trial, and entered a scheduling order governing all pretrial conduct. On February 6, 2012, the District Court dismissed the remaining count for unjust enrichment following a finding by the bankruptcy court that the plaintiff must pursue its rights, if any, with respect to that count in a bankruptcy court. The plaintiffs filed a notice of appeal on March 2, 2012, appealing the District Court’s judgment against them on the aiding and abetting and conversion claims. The plaintiffs appellants’ brief is due in the Sixth Circuit Court of Appeals on May 3, 2012, and the Bank’s appellee’s brief is due on June 5, 2012.

The Bank is also involved with the Chapter 7 bankruptcy proceedings of both Cyberco, filed on December 9, 2004, and Teleservices, filed on January 21, 2005. The Cyberco bankruptcy trustee commenced an adversary proceeding against the Bank on December 8, 2006, seeking over $70.0 million he alleges was transferred to the Bank. The Bank responded with a motion to dismiss and all but the preference claims were dismissed on January 29, 2008. The Cyberco bankruptcy trustee alleges preferential transfers in the amount of approximately $1.2 million. The Bankruptcy Court ordered the case to be tried in July 2012, and entered a pretrial order governing all pretrial conduct. The Bank has filed a motion for summary judgment based on the Cyberco trustee seeking recovery in connection with the same alleged transfers as the Teleservices trustee in the case described below. This motion is currently pending.

The Teleservices bankruptcy trustee filed an adversary proceeding against the Bank on January 19, 2007, seeking to avoid and recover alleged transfers that occurred in two ways: (1) checks made payable to the Bank to be applied to Cyberco's indebtedness to the Bank, and (2) deposits into Cyberco's bank accounts with the Bank. A trial was held as to only the Bank’s defenses in the 2010 fourth quarter. Subsequently, the trustee filed a summary judgment motion on her affirmative case, alleging the fraudulent transfers to the Bank totaled approximately $73.0 million and seeking judgment in that amount (which includes the $1.2 million alleged to be preferential transfers by the Cyberco bankruptcy trustee). On March 17, 2011, the Bankruptcy Court issued an Opinion determining the alleged transfers made to the Bank were not received in good faith from the time period of April 30, 2004, through November 2004, and that the Bank had failed to show a lack of knowledge of the avoidability of the alleged transfers from September 2003, through April 30, 2004. The trustee then filed an amended motion for summary judgment on her affirmative case and a hearing was held on July 1, 2011.

On March 30, 2012, the Bankruptcy Court issued an Opinion on the trustee’s motion determining the Bank was the initial transferee of the checks made payable to it and was a subsequent transferee of all deposits into Cyberco’s accounts. The Bankruptcy Court ruled Cyberco’s deposits were themselves transfers to the Bank under the Bankruptcy Code, and the Bank was liable for both the checks and the deposits, totaling approximately $73.0 million. The Bankruptcy Court ruled the Bank may be entitled to a credit of approximately $4.0 million for the Cyberco Trustee’s recoveries in preference actions filed against third parties that received payments from Cyberco within 90 days preceding Cyberco’s bankruptcy. Lastly, the Bankruptcy Court ruled that it will award prejudgment interest to the Teleservices trustee, however, that amount has yet to be determined by the Bankruptcy Court. The rulings of the Bankruptcy Court in its March 2011 and March 2012 opinions will not be reduced to judgment by the Bankruptcy Court. Rather, the Bankruptcy Court will deliver a report and recommendation to the District Court for the Western District of Michigan. The District Court will subsequently conduct a de novo review of the fact findings and legal conclusions in the Bankruptcy Court’s opinions.

In the pending bankruptcy cases of Cyberco and Teleservices, the Bank moved to substantively consolidate the two bankruptcy estates, principally on the ground that Teleservices was the alter ego and a mere instrumentality of Cyberco at all times. On July 2, 2010, the Bankruptcy Court issued an Opinion denying the Bank's motions for substantive consolidation of the two bankruptcy estates. The Bank has appealed this ruling and the appeal is pending.

On January 17, 2012, the Company was named a defendant in a putative class action filed on behalf of all 88 counties in Ohio against MERSCORP, Inc. and numerous other financial institutions that participate in the mortgage electronic registration system (MERS).  The complaint alleges that recording of mortgages and assignments thereof is mandatory under Ohio law and seeks a declaratory judgment that the defendants are required to record every mortgage and assignment on real property located in Ohio and pay the attendant statutory recording fees. The complaint also seeks damages, attorneys' fees and costs.  Although Huntington has not been named as a defendant in the other cases, similar litigation has been initiated against MERSCORP, Inc. and other financial institutions in other jurisdictions throughout the country.

17. PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	March 31,	December 31,	March 31,
(dollar amounts in thousands)	2012	2011	2011
Assets
Cash and cash equivalents (1)	$973,392	$917,954	$566,516
Due from The Huntington National Bank	519,574	616,565	953,074
Due from non-bank subsidiaries	189,054	188,732	214,213
Investment in The Huntington National Bank	4,231,396	4,073,722	3,625,966
Investment in non-bank subsidiaries	773,643	759,532	804,054
Accrued interest receivable and other assets	130,898	139,076	117,616
Total assets	$6,817,957	$6,695,581	$6,281,439
Liabilities and Shareholders' Equity
Short-term borrowings	$—	$—	$100
Long-term borrowings	899,779	899,779	937,434
Dividends payable, accrued expenses, and other liabilities	368,350	377,702	305,306
Total liabilities	1,268,129	1,277,481	1,242,840
Shareholders' equity (2)	5,549,828	5,418,100	5,038,599
Total liabilities and shareholders' equity	$6,817,957	$6,695,581	$6,281,439

(1) Includes restricted cash of $125,000.

(2) See Huntington’s Condensed Consolidated Statements of Changes in Shareholders’ Equity.

	Three Months Ended
Statements of Income	March 31,
(dollar amounts in thousands)	2012	2011
Income
Dividends from
The Huntington National Bank	$—	$—
Non-bank subsidiaries	8,450	6,000
Interest from
The Huntington National Bank	12,886	20,185
Non-bank subsidiaries	1,633	2,696
Other	413	601
Total income	23,382	29,482
Expense
Personnel costs	9,713	4,755
Interest on borrowings	9,179	8,694
Other	7,579	9,565
Total expense	26,471	23,014
Income (loss) before income taxes and equity in undistributed net income of subsidiaries	(3,089)	6,468
Income taxes (benefit)	(11,092)	2,036
Income before equity in undistributed net income of subsidiaries	8,003	4,432
Increase in undistributed net income of:
The Huntington National Bank	142,424	118,116
Non-bank subsidiaries	2,843	3,898
Net income	$153,270	$126,446

Other comprehensive income (loss) (1)	15,947	(6,425)
Comprehensive income	$169,217	$120,021

(1)See Condensed Consolidated Statements of Comprehensive Income for other comprehensive income (loss) detail.

	Three Months Ended
Statements of Cash Flows	March 31,
(dollar amounts in thousands)	2012	2011

Operating activities
Net income	$153,270	$126,446
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(157,910)	(124,104)
Depreciation and amortization	63	186
Other, net	(4,600)	4,285
Net cash provided by (used for) operating activities	(9,177)	6,813

Investing activities
Repayments from subsidiaries	114,793	19,091
Advances to subsidiaries	(8,043)	(9,200)
Net cash provided by (used for) investing activities	106,750	9,891

Financing activities
Dividends paid on stock	(42,351)	(16,321)
Redemption of Warrant to the Treasury	—	(49,100)
Other, net	216	66
Net cash provided by (used for) financing activities	(42,135)	(65,355)
Change in cash and cash equivalents	55,438	(48,651)
Cash and cash equivalents at beginning of period	917,954	615,167
Cash and cash equivalents at end of period	$973,392	$566,516

Supplemental disclosure:
Interest paid	$9,179	$8,694

18. SEGMENT REPORTING

We have four major business segments: Retail and Business Banking, Regional and Commercial Banking, Automobile Finance and Commercial Real Estate, and Wealth Advisors, Government Finance, and Home Lending. A Treasury / Other function includes our insurance business and other unallocated assets, liabilities, revenue, and expense.

Segment results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. A description of each segment and table of financial results is presented below.

Retail and Business Banking: The Retail and Business Banking segment provides a wide array of financial products and services to consumer and small business customers including but not limited to checking accounts, savings accounts, money market accounts, certificates of deposit, consumer loans, and small business loans and leases. Other financial services available to consumer and small business customers include investments, insurance services, interest rate risk protection products, foreign exchange hedging, and treasury management services. Huntington serves customers primarily through our traditional banking network of over 650 branches as well as our convenience branches located in grocery stores in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. In addition to our extensive branch network, customers can access Huntington through online banking, mobile banking, telephone banking, and over 1,300 ATMs.

Huntington has established a “Fair Play” banking philosophy and is building a reputation for meeting the banking needs of consumers in a manner which makes them feel supported and appreciated. In 2010, Huntington brought innovation to the checking account by providing consumers with a 24-hour grace period to correct a shortfall in an account and avoid the associated overdraft fees. Huntington believes customers are recognizing this and other efforts as key differentiators and it is earning us more customers and deeper relationships.

Business Banking is a dynamic and growing part of Huntington’s business and we are committed to being the bank of choice for small businesses in our markets. Business Banking is defined as companies with revenues less than $15 million and consists of approximately 130,000 businesses. Huntington continues to develop products and services that are designed specifically to meet the needs of small business. Huntington continues to look for ways to help companies find solutions to their capital needs, from our program helping businesses that had struggled in the economic downturn but are now showing several quarters of profitability, to our participation in the Small Business Administration programs. In 2011, the SBA reported that Huntington ranked first in our footprint and third in the nation in the number of SBA loans originated.

Regional and Commercial Banking: This segment provides a wide array of products and services to the middle market and large corporate client base located primarily within our core geographic banking markets. Huntington products in this segment include commercial lending, as well as depository and liquidity management products. Dedicated teams collaborate with our primary bankers to deliver complex and customized treasury management solutions, equipment and technology leasing, international services, capital markets services such as interest rate risk protection products, foreign exchange hedging and sales, trading of securities, mezzanine investment capabilities, and employee benefit programs (insurance, 401(k)). The Commercial Banking team specializes in serving a number of industry segments such as government entities, not-for-profit organizations, health-care entities, and large, publicly traded companies. Commercial bankers personally deliver these products and services directly and with cross-segment product partners. Huntington consistently strives to develop extensive relationships with clients creating defined relationship plans which identify needs and offer solutions.

The primary focus for Regional and Commercial Banking is our ability to gain a deeper relationship with our existing customers and to increase our market share through our unique customer solution strategy. This includes a comprehensive cross-sell approach to capture the untapped opportunities within our customer and prospect community. This strategy embodies a shift from credit-only focus, to a total customer solution approach with an increasing share-of-wallet.

The Regional and Commercial Banking business model includes eleven regional markets driven by local execution. These markets are supported by expertise in large corporate and middle market segments, by capabilities in treasury management and equipment finance, and by vertical strategies within the healthcare and not-for-profit industries.

The commercial portfolio includes a distribution across industries and segments which resembles the market demographics of our footprint. A strategic focus of Regional and Commercial Banking is to target underpenetrated markets within our footprint and capitalize on opportunities in industries such as not-for-profit and healthcare.

In addition, Regional and Commercial Banking expanded the leadership, investment, and capabilities for treasury management and equipment finance. With our investments in treasury management, Huntington differentiated itself through our implementation experience and the speed at which products and services are delivered to our customers. In equipment finance, Huntington distinguished itself through aggressive business development and local service delivery and by strategically aligning with our bank partners to drive market share.

Automobile Finance and Commercial Real Estate: This segment provides lending and other banking products and services to customers outside of our normal retail and commercial banking segments. Our products and services include financing for the purchase of automobiles by customers of automotive dealerships; financing for the purchase of new and used vehicle inventory by automotive dealerships; and financing for land, buildings, and other commercial real estate owned or constructed by real estate developers, automobile dealerships, or other customers with real estate project financing needs. Products and services are delivered through highly specialized relationship-focused bankers and our cross segment product partners. Huntington creates well-defined relationship plans which identify needs where solutions are developed and customer commitments are obtained.

The Automotive Finance team services automobile dealerships, its owners, and consumers buying automobiles through these dealerships. Huntington has provided new and used automobile financing and dealer services throughout the Midwest since the early 1950s. This consistency in the market and our focus on working with strong dealerships, has allowed us to expand into selected markets outside of the Midwest and to actively deepen relationships while building a strong reputation.

The Commercial Real Estate team serves professional real estate developers, REITs, and other customers with lending needs that are secured by commercial properties. Huntington has a clear focus on experienced, well-managed, well-capitalized top tier real estate developers who are capable of operating in all economic phases of the real estate industry. Most of our customers are located within our footprint.

Wealth Advisors, Government Finance, and Home Lending: This segment consists of our wealth management, government banking, and home lending businesses. In wealth management, Huntington provides financial services to high net worth clients in our primary banking markets and Florida. Huntington provides these services through a unified sales team, which consists of former private bankers, trust officers, and investment advisors; Huntington Asset Advisors, which provides investment management services; Huntington Asset Services, which offers administrative and operational support to fund complexes; and retirement plan services. Aligned with the eleven regional commercial banking markets, this coordinated service model delivers products and services directly and through the other segment product partners. A fundamental point of differentiation is our commitment to be in the market, working closely with clients and their other advisors to identify needs, offer solutions and provide ongoing advice in an optimal client experience.

The Government Finance Group provides financial products and services to government and other public sector entities in our primary banking markets. A locally based team of relationship managers works with clients to meet their public finance, brokerage, trust, lending, and treasury management needs.

Home Lending originates and services consumer loans and mortgages for customers who are generally located in our primary banking markets. Consumer and mortgage lending products are primarily distributed through the Retail and Business Banking segment, as well as through commissioned loan originators. Closely aligned, our Community Development group serves an important role as it focuses on delivering on our commitment to the communities Huntington serves.

The segment also includes the related businesses of investment management, investment servicing, custody, and corporate trust and retirement plan services. Huntington Asset Advisors provides investment management services through a variety of internal and external channels, including advising the Huntington Funds, our proprietary family of funds. Huntington Asset Services offers administrative and operational support to fund complexes, including fund accounting, transfer agency, administration, and distribution services. Our retirement plan services business offers fully bundled and third party distribution of a variety of qualified and non-qualified plan solutions.

Listed below is certain operating basis financial information reconciled to Huntington’s March 31, 2012, December 31, 2011, and March 31, 2011, reported results by business segment:

	Three Months Ended March 31,
	Retail &	Regional &
Income Statements	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands )	Banking	Banking	AFCRE	WGH	Other	Consolidated

2012
Net interest income	$221,306	64,202	90,330	46,829	(5,458)	$417,209
Provision for credit losses	48,836	13,281	(42,252)	14,541	—	34,406
Noninterest income	89,256	31,924	34,719	87,638	41,783	285,320
Noninterest expense	234,733	45,857	38,839	90,917	52,330	462,676
Income taxes	9,448	12,945	44,962	10,153	(25,331)	52,177
Operating/reported net income	$17,545	$24,043	$83,500	$18,856	$9,326	$153,270

2011
Net interest income	$235,845	$57,438	87,849	49,058	(25,860)	$404,330
Provision for credit losses	23,694	5,969	4,784	14,938	—	49,385
Noninterest income	94,428	29,238	13,379	66,085	33,815	236,945
Noninterest expense	222,107	43,929	43,127	85,599	35,937	430,699
Income taxes	29,565	12,872	18,661	5,112	(31,465)	34,745
Operating/reported net income	$54,907	$23,906	$34,656	$9,494	$3,483	$126,446

	Assets at			Deposits at
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
(dollar amounts in millions)	2012	2011	2011	2012	2011	2011

Retail & Business Banking	$14,767	$13,889	$13,155	$28,648	$27,536	$28,984
Regional & Commercial Banking	10,694	10,186	8,801	4,748	4,683	3,589
AFCRE	12,013	12,873	13,149	914	881	804
WGH	7,570	7,474	6,447	9,632	9,115	7,363
Treasury / Other	10,833	10,029	11,397	1,067	1,065	626
Total	$55,877	$54,451	$52,949	$45,009	$43,280	$41,366

19. BUSINESS COMBINATIONS

On March 30, 2012, Huntington acquired the loans, deposits and certain other assets and liabilities of Fidelity Bank located in Dearborn, Michigan from the FDIC. Under the agreement, approximately $520.6 million of loans, a receivable of $95.9 million from the FDIC, and $155.0 million of other assets (primarily cash and due from banks and investment securities) were transferred to Huntington.  Assets acquired and liabilities assumed were recorded at fair value in accordance with ASC 805, “Business Combinations”. The fair values for loans were estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms (Level 3). This value was reduced by an estimate of probable losses and the credit risk associated with the loans. The fair values of deposits were estimated by discounting cash flows using interest rates currently being offered on deposits with similar maturities (Level 3). Additionally, approximately $712.5 million of deposits and $45.2 million of other borrowings were assumed. Huntington recognized an $11.4 million bargain purchase gain during the 2012 first quarter, which is included in other noninterest income.

Based on the timing of the FDIC-assisted acquisition occurring on the last business day of the 2012 first quarter, Management is continuing its loan-by-loan assessment of which loans should be classified as purchased impaired in accordance with ASC 310-30.  This on-going assessment will be completed during the 2012 second quarter and did not impact our estimate of fair value on acquisition date based on the available information. In accordance with ASC 805, we will continue to evaluate our estimate of the fair value of assets acquired and liabilities assumed. As a result of our on-going ASC 310-30 assessment, the amount of gross contractual receivables and the estimate of cash flows that won’t be collected is not yet readily available for acquired loans not subject to ASC 310-30. The acquired loans represent approximately 1% of our 2012 first quarter ending loan balances and did not impact average balances for the quarter.